As filed with the Securities and Exchange Commission on June 26, 2017

Registration No. 333-217958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Farmers National Banc Corp.

(Exact name of Registrant as specified in its charter)

Ohio	6021	34-1371693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin J. Helmick

President and Chief Executive Officer

Farmers National Banc Corp.

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Bret Treier, Esq.	Christopher J. Pycraft, Esq.
Vorys, Sater, Seymour and Pease LLP	Critchfield, Critchfield & Johnston, Ltd.
106 South Main Street	225 North Market Street
Suite 1100	Wooster, Ohio 44691
Akron, Ohio 44308	Phone: (330) 263-9278
Phone: (330) 208-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐  Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐  Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED JUNE 26, 2017, SUBJECT TO COMPLETION

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Farmers National Banc Corp. (“Farmers”), FMNB Merger Subsidiary II, LLC (“Merger Sub”) and Monitor Bancorp, Inc. (“Monitor”), have entered into an Agreement and Plan of Merger dated as of March 13, 2017 (the “Merger Agreement”), which provides for the merger of Monitor with and into Merger Sub, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Monitor and the approval of the Merger by various regulatory agencies. A copy of the Merger Agreement is attached as Annex B to this proxy statement/prospectus.

Under the terms of the Merger Agreement, holders of Monitor common shares will be entitled to receive from Farmers, after the Merger is completed, merger consideration payable in the form of a combination of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, it is anticipated that each Monitor common share will be converted into the right to receive either: (i) 57.82 Farmers common shares, or (ii) $769.38 in cash, subject to certain allocation procedures set forth in the Merger Agreement intended to ensure that 85% of the outstanding Monitor common shares are converted into the right to receive Farmers common shares and the remaining outstanding Monitor common shares are converted into the right to receive cash. The initial exchange ratio is equal to the amount of cash to be paid in the Merger for each Monitor common share divided by $13.3055, the twenty (20) day volume weighted average closing price of Farmers common shares ending on February 10, 2017. A final exchange ratio will be determined by dividing the cash amount to be paid in the Merger for a Monitor common share by the twenty (20) day volume weighted average closing price of Farmers common shares ending on the penultimate trading day preceding the effective date of the Merger. Under the terms of the Merger Agreement, the aggregate consideration to be paid to Monitor shareholders will be calculated based on Monitor’s consolidated tangible book value per share as of March 31, 2017, plus the after-tax proceeds of the anticipated sale by Monitor of the entirety of its ownership interests in Lifetime Financial Advisors, LLC, d.b.a. the Monitor Wealth Group (collectively, the “Adjusted Shareholders’ Equity”). The Merger Agreement provides that the aggregate Merger consideration will not exceed 125% of the Adjusted Shareholders’ Equity (the “Maximum Amount”) and will not be less than 115% of the Adjusted Shareholders’ Equity (the “Minimum Amount”). The amount of cash to be received for a Monitor common share, however, will in each case be based upon the Maximum Amount. If, based upon the final exchange ratio, the aggregate Merger consideration would exceed the Maximum Amount or be less than the Minimum Amount, the final exchange ratio will be adjusted downward or upward as necessary. Based on the initial exchange ratio, the aggregate Merger consideration to be paid to Monitor common shareholders under the Merger Agreement is approximately $7,693,811. See “SUMMARY – What Monitor shareholders will receive in the Merger.”

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Monitor common shares who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Monitor common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled to multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by NASDAQ Stock Market LLC (the “Nasdaq”) for the five (5) trading days ending on the penultimate trading day preceding the effective time.

Monitor will hold a special meeting of its common shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Monitor’s common shareholders will be held at: 9:00 a.m., local time, on Thursday, July 20, 2017, at Des Dutch Essenhaus, Shreve, Ohio.

At the special meeting, Monitor’s common shareholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The common shareholders will also be asked to approve a proposal to amend Monitor’s Articles of Incorporation to eliminate the right of first refusal provisions contained in the Articles of Incorporation and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a proxy statement of Monitor that it is using to solicit proxies for use at the special meeting of common shareholders to vote on the Merger. It is also a prospectus relating to Farmers’ issuance of its common shares in connection with the Merger. This proxy statement/prospectus describes Monitor’s special meeting, the Merger proposal and other related matters.

The board of directors of Monitor has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that Monitor’s common shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the amendment of the Articles of Incorporation and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Farmers common shares are traded on the Nasdaq under the symbol “FMNB.” On March 13, 2017, the date of execution of the Merger Agreement, the closing price of Farmers common shares was $13.40 per share. On [●], 2017, the closing price of Farmers common shares was $[●] per share.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page [19] for a discussion of the risks related to the Merger and owning Farmers common shares after the Merger.

Whether or not you plan to attend the special meeting, you are urged to vote by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Monitor common shareholder as of June 30, 2017, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, under the Ohio General Corporation Law (“OGCL”), you will have the right to demand the fair cash value for your Monitor common shares. To exercise your “dissenters’ rights,” you must adhere to the specific requirements of the OGCL; see “DISSENTERS’ RIGHTS” on page [●] of this proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex A. No holder of Farmers common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. We urge you to read carefully this proxy statement/prospectus, which contains a detailed description of the special meeting, the Merger proposal, Farmers common shares to be issued in the Merger and other related matters.

Sincerely, Joseph M. Wachtel President Monitor Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Farmers common shares to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This proxy statement/prospectus is dated [●], 2017, and it

is first being mailed to Monitor common shareholders on or about [●], 2017.

MONITOR BANCORP, INC.

13210 State Route 226

Big Prairie, Ohio 44611

Notice of Special Meeting of Shareholders

To be held on July 20, 2017

To the Shareholders of Monitor Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of Monitor Bancorp, Inc. (“Monitor”) will be held at 9:00 a.m., local time, on Thursday, July 20, 2017, at Des Dutch Essenhaus, 176 North Market Street, Shreve, Ohio 44676, for the purpose of considering and voting on the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of March 13, 2017, by and among Monitor, Farmers National Banc Corp. and FMNB Merger Subsidiary II, LLC (the “Merger Agreement”);

2.	A proposal to amend Monitor’s Articles of Incorporation prior to the closing of the Merger to eliminate the right of first refusal provisions set forth in Annex C to this proxy statement/prospectus (the “Right of First Refusal”), subject to the condition subsequent that the Merger is consummated on the terms and conditions contained in the Merger Agreement; provided, however, that in the event that the Merger is not consummated on the terms and conditions contained in the Merger Agreement, the amendment contemplated by this proposal shall not become effective, and the Right of First Refusal shall remain a provision of the Monitor Articles of Incorporation;

3.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

4.	Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Monitor is unaware of any other business to be transacted at the special meeting.

Holders of record of Monitor common shares at the close of business on June 30, 2017, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of not less than a majority of Monitor’s issued and outstanding common shares is required to adopt and approve the Agreement and Plan of Merger.

A proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Merger Agreement is attached as Annex B to the proxy statement/prospectus.

Your vote is very important, regardless of the number of Monitor common shares you own. Please vote as soon as possible to ensure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your Monitor common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card.

The Monitor board of directors recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the conditional amendment of the Articles of Incorporation, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Joseph M. Wachtel

President

Monitor Bancorp, Inc.

[●], 2017

WHERE YOU CAN FIND MORE INFORMATION

Farmers is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read or obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Farmers also files reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information. Certain information filed by Farmers with the SEC is also available, without charge, through Farmers’ website at www.farmersbankgroup.com under the “Investor Relations” section. Certain information regarding Monitor is available, without charge, through Monitor’s website at http://monitorbank.com/.

Farmers has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Monitor shareholders as part of the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference important business and financial information about Farmers from documents filed with or furnished to the SEC, that are not included in or delivered with this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●]. These documents are available, without charge, to you upon written or oral request at the address and telephone number listed below:

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

Attention: Investor Relations

(330) 533-3341

To obtain timely delivery of these documents, you must request the information no later than [●], 2017, in order to receive them before the special meeting.

Farmers common shares are traded on the Nasdaq under the symbol “FMNB.”

Neither Farmers nor Monitor has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Farmers’ and Monitor’s business, financial condition, results of operations and prospects may have changed since those dates.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because Farmers National Banc Corp. (“Farmers”), FMNB Merger Subsidiary II, LLC (“Merger Sub”) and Monitor Bancorp, Inc. (“Monitor”) have agreed to merge under the terms of an Agreement and Plan of Merger dated as of March 13, 2017 (the “Merger Agreement”), attached to this proxy statement/prospectus as Annex B. Pursuant to the terms of the Merger Agreement, Monitor will merge with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”). In order to complete the Merger, the common shareholders of Monitor must vote to approve and adopt the Merger Agreement. Following the Merger, Merger Sub will be dissolved and liquidated, and The Monitor Bank, an Ohio banking association and wholly-owned subsidiary of Monitor (“Monitor Bank”), will merge with and into The Farmers National Bank of Canfield, a national banking association and wholly-owned subsidiary of Farmers (“Farmers Bank”), with Farmers Bank being the surviving entity.

This proxy statement/prospectus contains important information about the Merger and the special meetings of the common shareholders of Monitor, and you should read it carefully. The enclosed voting materials allow you to vote your Monitor common shares without attending the special meeting.

Q:	What will Monitor shareholders receive in the Merger?

A:	Monitor common shareholders will receive a combination of cash and Farmers common shares in the Merger. At the effective time of the Merger, it is anticipated that each Monitor common share will be converted into the right to receive either:

•	57.82 Farmers common shares, or

•	$769.38 in cash, subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 85% of the outstanding Monitor common shares are converted into the right to receive Farmers common shares and the remaining outstanding Monitor common shares are converted into the right to receive cash.

The initial exchange ratio is equal to the amount of cash to be paid in the Merger for each Monitor common share divided by $13.3055, the twenty (20) day volume weighted average closing price of Farmers common shares ending on February 10, 2017. A final exchange ratio will be determined by dividing the cash amount to be paid in the Merger for a Monitor common share by the twenty (20) day volume weighted average closing price of Farmers common shares ending on the penultimate trading day preceding the effective date of the Merger. Under the terms of the Merger Agreement, the aggregate consideration to be paid to Monitor shareholders will be calculated based on Monitor’s consolidated tangible book value per share as of March 31, 2017, plus the after-tax proceeds of the anticipated sale by Monitor of the entirety of its ownership interests in Lifetime Financial Advisors, LLC, d.b.a. the Monitor Wealth Group (the “MWG Disposition”) (collectively, the “Adjusted Shareholders’ Equity”). The Merger Agreement provides that the aggregate Merger consideration will not exceed 125% of the Adjusted Shareholders’ Equity (the “Maximum Amount”) and will not be less than 115% of the Adjusted Shareholders’ Equity (the “Minimum Amount”). The amount of cash to be received for a Monitor common share, however, will in each case be based upon the Maximum Amount. If, based upon the final exchange ratio, the aggregate Merger consideration would exceed the Maximum Amount or be less than the Minimum Amount, the final exchange ratio will be adjusted downward or upward as necessary.

On March 13, 2017, which was the date of the public announcement of the proposed Merger, the closing price for Farmers common shares was $13.40, which, after giving effect to the initial exchange ratio of 57.82 and the cash amount of $769.38, would have, an implied value of approximately $774.84 per Monitor common share. Based on this price with respect to the stock consideration, and the cash consideration of $769.38 per share, the aggregate Merger consideration would exceed the Maximum Amount and, therefore, the final exchange ratio would be subject to adjustment, so that, upon completion of the Merger, a Monitor shareholder who receives stock for 85% of his or her common shares and receives cash for 15% of his or her common shares would receive total merger consideration with an implied value of approximately $769.38 per share. As of [●], 2017, the most reasonably practicable date prior to the mailing of this proxy statement/prospectus, the closing price for Farmers common shares was $[●], which, after giving effect to the [●] exchange ratio, had an implied value of approximately $[●] per Monitor common share. Based on this price with respect to the stock consideration, and the cash consideration of $[●] per share, upon completion of the Merger, a Monitor common shareholder who receives stock for 85% of his or her shares of common stock and receives cash for 15% of his or her common shares would receive total Merger consideration with an implied value of approximately $[●] per Monitor share.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Monitor common shares who would otherwise be entitled to receive a fraction of a Farmers common share will receive cash, without interest, in lieu of a fractional Farmers common share in an amount determined by reference to the closing sale prices of Farmers common shares on the NASDAQ Stock Market LLC (the “Nasdaq”) for the five (5) trading days ending on the penultimate trading day preceding the effective date of the Merger.

Q:	Can I make an election to select the form of merger consideration I desire to receive?

A:	You will have the opportunity to elect the form of consideration to be received for your shares, subject to certain adjustment and allocation procedures set forth in the Merger Agreement. These procedures are intended to ensure that 85% of the outstanding Monitor common shares will be converted into the right to receive Farmers common shares and the remaining outstanding Monitor common shares will be converted into the right to receive cash. Therefore, your ability to receive the cash or share elections of your choice will depend on the elections of other Monitor shareholders. The allocation of the mix of consideration payable to Monitor shareholders in the Merger will not be known until Farmers tallies the results of the cash and share elections made by Monitor shareholders, which may not occur until shortly after the closing of the Merger.

It is unlikely that elections will be made in the exact proportions provided for in the Merger Agreement. As a result, the Merger Agreement describes procedures to be followed if Monitor shareholders in the aggregate elect to receive more or less of the Farmers common shares than Farmers has agreed to issue. These procedures are summarized below.

•	If Shares Are Oversubscribed: If Monitor common shareholders elect to receive more Farmers common shares than Farmers has agreed to issue in the Merger, then all Monitor common shareholders who have elected to receive cash or who have made no election will receive cash for their Monitor common shares and all shareholders who elected to receive Farmers common shares will receive a pro rata portion of the available Farmers shares plus cash for those shares not converted into Farmers common shares.

•	If Shares Are Undersubscribed: If Monitor common shareholders elect to receive fewer Farmers common shares than Farmers has agreed to issue in the Merger, then all Monitor common shareholders who have elected to receive Farmers common shares will receive Farmers common shares and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•

If the number of shares held by Monitor common shareholders who have made no election is sufficient to make up the shortfall in the number of Farmers common shares that Farmers is required to issue, then all Monitor common shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Farmers common shares in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by Monitor common shareholders who have made no election is insufficient to make up the shortfall, then all Monitor common shareholders who made no election will receive Farmers common shares and those Monitor common shareholders who elected to receive cash will receive cash and Farmers common shares in such proportion as is necessary to make up the shortfall.

No guarantee can be made that you will receive the amounts of cash and/or shares you elect. As a result of the allocation procedures and other limitations outlined in this document and the Merger Agreement, you may receive Farmers common shares or cash in amounts that vary from the amounts you elect to receive.

Q:	How do Monitor common shareholders make their election to receive cash, Farmers common shares or a combination of both?

A:	Each Monitor common shareholder of record will receive an election form, which you should complete and return, along with your Monitor share certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., Eastern Time, on the date prior to the special meeting (the “election deadline”). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus.

If you do not send in the election form with your share certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q:	Can I change my election?

A:	You may change your election at any time prior to the election deadline by submitting to Computershare Investor Services written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to Computershare Investor Services prior to the election deadline or by withdrawing your share certificates prior to the election deadline. Monitor common shareholders will not be entitled to change or revoke their elections following the election deadline.

Q:	What happens if I do not make a valid election to receive cash or Farmers common shares?

A:	If you do not return a properly completed election form by the election deadline specified in the election form, your Monitor common shares will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the Merger Agreement. Generally, in the event one form of consideration (cash or Farmers common shares) is undersubscribed in the Merger, that form of consideration will be allocated to the Monitor common shares for which no election has been validly made before shares of electing the oversubscribed form of consideration will be switched to the undersubscribed form of consideration pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your Monitor common shares, in the event proration is necessary electing shares will have a priority over non-electing shares.

Q:	What are the material U.S. federal income tax consequences of the Merger to Monitor shareholders?

A:

The closing of the Merger is conditioned upon the receipt by each of Farmers and Monitor of a legal opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the federal tax consequences of the Merger to a Monitor shareholder will depend primarily on whether a shareholder exchanges the shareholder’s Monitor common shares solely for Farmers common shares, solely for cash or for a combination of Farmers common shares and cash. Monitor shareholders who exchange their common shares solely for Farmers common shares should not recognize a gain or loss except with respect to cash received in lieu of a fractional Farmers common share. Monitor shareholders who exchange their common shares solely for cash should recognize a gain or loss on the exchange. Monitor shareholders who exchange their common shares for a combination of Farmers common shares and cash may recognize a gain, but not any loss, on the exchange. The actual U.S. federal income tax consequences to Monitor shareholders of electing to receive cash, Farmers common shares or a combination of cash and stock will not be ascertainable at the time Monitor shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, please see the section “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

The consequences of the Merger to any particular Monitor shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	Does Monitor anticipate paying any dividends prior to the effective date of the Merger?

A:	Yes. Under the terms of the Merger Agreement, Monitor is permitted to pay to its shareholders its usual and customary cash dividend of no greater than $1.00 per share semi-annually. Subject to compliance with applicable law, Monitor plans to pay such a dividend.

Q:	When and where will the Monitor special meeting of shareholders take place?

A:	The special meeting of shareholders of Monitor will be held at 9:00 a.m., local time, on Thursday, July 20 2017, at Des Dutch Essenhaus, Shreve, Ohio.

Q:	What matters will be considered at the Monitor special meeting?

A:	The common shareholders of Monitor will be asked to (1) vote to adopt and approve the Merger Agreement; (2), vote to amend the Monitor Articles of Incorporation to eliminate the Right of First Refusal (the provisions of which are set forth in Annex C), subject to the condition subsequent that the Merger is consummated on the terms and conditions contained in the Merger Agreement; (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (4) vote on any other business which properly comes before the special meeting.

Q:	What does the Board of Directors of Monitor recommend with respect to the matters to be considered at the special meeting?

A.	Monitor’s board of directors has determined that the Merger Agreement is in the best interests of Monitor and its shareholders and recommends that Monitor common shareholders vote FOR the proposal to adopt and approve the Merger Agreement, FOR the proposal to conditionally waive and amend the Monitor Articles of Incorporation with respect to the right of first refusal and FOR the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters?

A:	Yes. The adoption and approval of the Merger Agreement, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote. In addition, the Merger Agreement requires that holders of not less than a majority of the Monitor common shares outstanding and entitled to vote who are not officers, directors or affiliates of Monitor must vote for the adoption and approval of the Merger Agreement as a condition preceding to the obligations of the parties to effect the Merger; provided, however, that this condition may be waived by all of the parties.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Monitor common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting.

Q:	How do I vote?

A:	If you were the record holder of a Monitor common share as of June 30, 2017, you may vote in person by attending the special meeting or, to ensure that your common shares are represented at the special meeting, you may vote your shares by signing and returning the enclosed proxy card in the postage-paid envelope provided by Monitor.

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to amend the Articles of Incorporation to eliminate the Right of First Refusal, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card or ballot with respect to the adjournment of the special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	How will my common shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the amendment of the Articles of Incorporation to eliminate the Right of First Refusal and, if necessary, “FOR” the approval of the adjournment for the special meeting to solicit additional proxies.

Q:	Can I change my vote after I have submitted my proxy?

A:	Monitor common shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Monitor’s President at 13210 State Route 226, Big Prairie, Ohio 44611; (ii) executing and returning another proxy card with a later date; or (iii) attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my dissenters’ rights?

A:	If you are a Monitor common shareholder as of June 30, 2017, the record date, and you do not vote your common shares in favor of the adoption and approval of the Merger Agreement and you do not return an unmarked proxy card, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your Monitor common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Monitor a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of Monitor common shares owned by you and the amount you claim to be the fair cash value of the your Monitor common shares, and should be mailed to: Monitor Bancorp, Inc., Attention: President, 13210 State Route 226, Big Prairie, Ohio 44611. Monitor common shareholders who wish to exercise their dissenters’ rights must either: (i) vote against the Merger or not return the proxy card, and (ii) deliver written demand for payment prior to the Monitor shareholder vote. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page [●] of this proxy statement/prospectus and the complete text of the applicable sections of the OGCL attached to this proxy statement/prospectus as Annex A.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as quickly as possible. We expect to complete the Merger early in the third quarter of 2017, assuming shareholder approvals and all applicable governmental approvals have been received by then and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Monitor shareholders send in their share certificates now?

A:	No. You should send your share certificates in pursuant to the election form according to the instructions printed on such form. If you do not submit the election form, either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your share certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Monitor common share certificates for the Merger consideration. Do not send in your share certificates with your proxy form.

Q:	What do I need to do now?

A:	You should carefully review this proxy statement/prospectus, including its Annexes. If you are a Monitor common shareholder, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in the proxy to vote your common shares at the special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote in favor of the Merger Agreement and the other proposals to be acted upon at the special meetings?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page [●].

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this proxy statement/prospectus or additional proxy cards, please contact Monitor as provided below:

Monitor Bancorp, Inc.

13210 State Route 226

Big Prairie, Ohio 44611

Attention: President

Phone: (330) 496-2981

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Farmers into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●]. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Farmers National Banc Corp.

Farmers National Banc Corp.

20 South Broad Street

Canfield, Ohio 44406

Phone: (330) 533-3341

Farmers is a financial holding company and was organized as a one-bank holding company in 1983 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Farmers operates principally through its wholly-owned subsidiaries, Farmers Bank, Farmers Trust Company (“Farmers Trust”), National Associates, Inc. (“NAI”) and Farmers National Captive, Inc. (“Captive”). Farmers National Insurance, LLC (“Farmers Insurance”) and Farmers of Canfield Investment Co. (“Farmers Investments”) are wholly-owned subsidiaries of Farmers Bank. Farmers and its subsidiaries operate in the domestic banking, trust, retirement consulting, insurance and financial management industries.

Farmers’ principal business consists of owning and supervising its subsidiaries. Although Farmers’ directs the overall policies of its subsidiaries, including lending practices and financial resources, most day-to-day affairs are managed by their respective officers. Farmers and its subsidiaries had 441 full-time equivalent employees at December 31, 2016. Farmers’ business activities are managed and financial performance is primarily aggregated and reported in three lines of business, the Bank segment, the Trust segment and the Retirement Planning/Consulting segment.

Farmers Bank is a full-service national banking association engaged in commercial and retail banking mainly in Mahoning, Trumbull, Columbiana, Wayne, Medina and Stark Counties in Ohio and two locations in Beaver County, Pennsylvania. Farmers Bank’s commercial and retail banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, night depository, safe deposit boxes, money orders, bank checks, automated teller machines, internet banking, travel cards, “E” Bond transactions, MasterCard and Visa credit cards, brokerage services and other miscellaneous services normally offered by commercial banks.

Farmers Bank faces significant competition in offering financial services to customers. Ohio has a high density of financial service providers, many of which are significantly larger institutions that have greater financial resources than Farmers Bank, and all of which are competitors to varying degrees. Competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. The most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. Additional competition for deposits comes from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

During 2009, Farmers acquired Farmers Trust which offers a full complement of personal and corporate trust services in the areas of estate settlement, trust administration and employee benefit plans. Farmers Trust operates three offices located in Boardman, Canton and Howland, Ohio.

National Associates, Inc. (“NAI”) of Cleveland, Ohio has been a part of Farmers since the 2013 acquisition. The acquisition was part of Farmers’ plan to increase the levels of noninterest income and to complement the existing retirement services that were already being offered through Farmers Trust. NAI operates from its office located in Rocky River, Ohio.

Farmers National Captive, Inc. (“Captive”) was formed during 2016 and is a wholly-owned insurance subsidiary of Farmers that provides property and casualty insurance coverage to Farmers and its subsidiaries. Captive pools resources with thirteen other similar insurance company subsidiaries of financial institutions to spread a limited amount of risk among themselves and to provide insurance where not currently available or economically feasible in today’s insurance market place. Captive does not account for a material portion of the revenue of Farmers.

Farmers Insurance was formed during 2009 and offers a variety of insurance products through licensed representatives. During 2016, Farmers Bank completed the acquisition of the Bowers Insurance Agency, Inc. (“Bowers”). The transaction involved both cash and stock. All activity has been merged into Farmers Insurance. Farmers Insurance is a subsidiary of Farmers Bank and does not account for a material portion of the revenue of Farmers Bank.

Farmers Investment was formed during 2014, with the primary purpose of investing in municipal securities. Farmers Investments is a subsidiary of Farmers Bank and does not account for a material portion of the revenue of Farmers Bank.

Farmers common shares are traded on the NASDAQ Stock Market LLC (the “Nasdaq”) under the symbol “FMNB”. Farmers is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Farmers is incorporated by reference into this proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●] of this proxy statement/prospectus.

Monitor Bancorp, Inc.

Monitor Bancorp, Inc.

13210 State Route 226

Big Prairie, Ohio 44611

Phone: (330) 385-9200

Monitor is one-bank holding company organized in 1996 under the laws of the State of Ohio and is registered under the BHCA. Monitor operates through its wholly-owned subsidiary, The Monitor Bank (“Monitor Bank”). Monitor Bank is a full-service Ohio banking association engaged in banking through a single office located in Big Prairie, Holmes County, Ohio.

Monitor Bank offers commercial and retail banking services, such as checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, home equity loans, home equity lines of credit, agricultural loans, money orders, bank checks, automated teller machines and other miscellaneous services normally offered by commercial and retail banks. Deposits and repayment of loan principal are Monitor Bank’s primary sources of funds for lending activities and other general business purposes. These funds are supplemented by Monitor borrowings.

Monitor Bank faces significant pressure in the financial services industry. Ohio has a high density of financial service providers, any of which are significantly larger institutions that have greater financial resources than Monitor Bank, and all of which are competitors to varying degrees. Competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. The most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. Additional competition for deposits comes from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

The Merger Agreement (page [●])

The Merger Agreement provides that, if all of the conditions are satisfied or waived, Monitor will be merged with and into Merger Sub, with Merger Sub surviving. Thereafter, Merger Sub will be dissolved and liquidated and, at a later time specified by Farmers Bank in its certificate of merger filed with the Office of the Comptroller of the Currency (the “OCC”) and the office of the Secretary of State of the State of Ohio, Monitor Bank will be merged with and into Farmers Bank. The Merger Agreement is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Monitor shareholders will receive in the Merger (page [●])

Under the terms of the Merger Agreement, common shareholders of Monitor will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of a combination of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, it is anticipated that each Monitor common share will be converted into the right to receive either: (i) 57.82 Farmers common shares, or (ii) $769.38 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement. Following the Merger, Monitor shareholders will own approximately 1.78% of the outstanding Farmers common shares. Additionally, while Monitor has historically paid a $1.00 per share semi-annual dividend, Farmers currently pays a $0.05 per share quarterly dividend. On a per share equivalent basis, Monitor common shareholders would receive a 478% increase in dividends.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Monitor common shares who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Monitor common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by the Nasdaq for the five (5) trading days ending on the penultimate trading day preceding the effective time.

As of the date of the Merger Agreement, there were no outstanding options to purchase Monitor common shares, and the Merger Agreement restricts the ability of Monitor to issue any additional such options.

Exchange of Monitor shares (page [●])

Once the Merger is complete, Computershare Investor Services, as exchange agent (the “Exchange Agent”), will mail you transmittal materials and instructions for exchanging your Monitor common share certificates for Farmers common shares to be issued by book-entry transfer.

Monitor special meeting of shareholders (page [●])

A special meeting of common shareholders of Monitor will be held at 9:00 a.m., local time, on Thursday, July 20, 2017, at Des Dutch Essenhaus, Shreve, Ohio, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to amend the Articles of Incorporation to eliminate the Right of First Refusal;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Monitor board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned Monitor common shares as of June 30, 2017. As of June 30, 2017, a total of 10,000 Monitor common shares were outstanding and eligible to be voted at the special meeting.

Required votes (page [●])

The adoption and approval of the Merger Agreement by Monitor, pursuant to the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of Monitor common shares outstanding and entitled to vote at the Monitor special meeting. In addition, the Merger Agreement requires that not less than a majority of the 1,572 Monitor common shares outstanding and entitled to vote which are held by persons who are not officers, directors or affiliates of Monitor must be voted for the adoption and approval of the Merger Agreement as a condition precedent to the obligations of the parties to effect the Merger (“Approval by Nonaffiliated Shareholders”); provided, however, that this condition may be waived by all of the parties pursuant to a written instrument signed by each party. The Merger Agreement requires Monitor to use its best efforts to obtain the foregoing approvals. The approval of the proposal to amend the Articles of Incorporation to eliminate the Right of First Refusal requires the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote at the Monitor special meeting. A quorum, consisting of the holders of a majority of the outstanding 10,000 common shares, must be present in person or by proxy at the special meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Monitor common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

Ownership and Director Status Potentially Creates Conflicts of Interests (page [●])

As of the date of this proxy statement/prospectus, other than Mr. James Smail, Farmers and its directors, executive officers and affiliates beneficially owned no Monitor common shares. Other than the following Monitor directors, Mr. Smail, Mr. Miller and Mr. Sparr, Monitor and its directors, executive officers and affiliates beneficially owned no Farmers common shares.

Thus, Mr. Smail, Mr. Miller and Mr. Sparr each potentially have a conflict of interest in approving the Merger as a result of their ownership of shares of stock in both Monitor and Farmers.

Moreover, Mr. Smail is the largest individual shareholder of Farmers and Monitor pre-Merger, and is the Chairman of the board of directors of Monitor and the Vice Chairman of the board of directors of Farmers. As a result, Mr. Smail has been screened from substantially all Merger discussions in his capacity as a director and the Vice Chairman of the board of directors of Farmers and did not participate in the Farmers’ director approval of the Merger, and was excused from and did not participate in the vote of the Monitor’s director approval of the

Merger in order to reduce the appearance of impropriety and to avoid conflicts of interest in taking such actions in Mr. Smail’s capacity as a director for either institution involved in the Merger.

Recommendation to Monitor shareholders (page [●])

The board of directors of Monitor unanimously approved the Merger Agreement and the proposal to amend the Articles of Incorporation. The board of directors of Monitor believes that the Merger and amending the Articles of Incorporation is in the best interests of Monitor and its shareholders, and, as a result, the board of directors recommend that Monitor common shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the proposal to amend the Articles of Incorporation to eliminate the Right of First Refusal and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Monitor considered many factors, which are described in the section captioned “THE MERGER – Background of the Merger” and “THE MERGER – Monitor’s Reasons for the Merger” beginning on page [●] and page [●], respectively, of this proxy statement/prospectus.

Opinion of Monitor’s Financial Advisor (page [●])

In connection with the Merger, Monitor’s financial advisor, ProBank Austin (“ProBank”), delivered an oral opinion on March 9, 2017, confirmed via the delivery of a written opinion, dated March 13, 2017, to the Monitor board of directors as to the fairness, from a financial point of view, of the Merger consideration in the Merger to be received by the holders of Monitor common shares. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank in preparing the opinion, is attached as Annex D to this document. The opinion was for the information of, and was directed to, the Monitor board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Monitor to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Monitor board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Monitor common shares as to how to vote in connection with the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page [●])

The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and it is a condition to the obligation each of Monitor and Farmers to complete the Merger that it receives a legal opinion to that effect. Each such tax opinion was filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. As a reorganization for U.S. federal income tax purposes (i) no gain or loss will be recognized by Farmers or Monitor as a result of the Merger, (ii) Monitor common shareholders will generally recognize gain (but not loss) in an amount not to exceed any cash received in exchange for Monitor common shares in the Merger (other than any cash received in lieu of a fractional Farmers common share, as discussed below under the section entitled “THE MERGER –Material U.S. Federal Income Tax Consequences of the Merger – Cash in Lieu of Fractional Shares” beginning on page [●]) and (iii) Monitor common shareholders who exercise dissenters’ rights and receive solely cash in exchange for Monitor common shares in the Merger will, generally, recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Monitor shareholders should read carefully the description under the section captioned “THE MERGER – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement/prospectus and should consult their own tax advisors concerning these matters. All Monitor shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of directors and executive officers of Monitor (page [●])

Officers and directors of Monitor have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Monitor shareholders. These interests and agreements include:

•	One shareholder (Mr. Smail) serves on the boards of directors of Farmers, Farmers Trust, Monitor and Monitor Bank, and is the largest individual shareholder of Farmers and Monitor pre-Merger;

•	Payments of retention bonuses to certain executive officers of Monitor;

•	Continued employment that has been offered by Farmers to Monitor’s President and Vice President of Operations; and

•	Rights of Monitor Officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Monitor’s board of directors was aware of these interests and considered them in approving the Merger Agreement.

Dissenters’ rights of Monitor shareholders (page [●])

Under Ohio law, Monitor common shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their Monitor common shares prior to the Monitor special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their Monitor common shares. The right to make this demand is known as “dissenters’ rights.” Monitor shareholders’ right to receive the fair cash value of their Monitor common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A Monitor common shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, so long as such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page [●] of this proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this proxy statement/prospectus as Annex A. If Monitor common shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page [●])

When the Merger is completed, Monitor shareholders (other than those exercising dissenters’ rights or receiving only cash) will receive Farmers common shares and, therefore, will become Farmers shareholders. As Farmers shareholders, the former Monitor common shareholders’ rights will be governed by Farmers’ Amended Articles of Incorporation and Regulations, as well as Ohio law. Notably, Monitor common shareholders will own less on a percentage basis of the combined company and as such will have decreased voting power. For a summary of significant differences, see “COMPARISON OF CERTAIN RIGHTS OF MONITOR AND FARMERS SHAREHOLDERS” beginning on page [●] of this proxy statement/prospectus.

Regulatory approvals required for the Merger (page [●])

The Merger cannot be completed until Farmers receives necessary regulatory approvals, which include the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the approval of the OCC. As of the date of this proxy statement/prospectus, Farmers has not received such approvals to consummate the Merger.

Conditions to the Merger (page [●])

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Monitor’s common shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Farmers and Monitor anticipate the closing of the Merger will occur early in the third quarter of 2017, neither Farmers nor Monitor can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT – Conditions to the Merger” beginning on page [●] of this proxy statement/prospectus.

Termination; Termination Fee (page [●])

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger by Monitor shareholders:

•	by mutual written consent of Farmers and Monitor;

•	by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement;

•	by either Farmers or Monitor, if the Merger has not closed on or before March 13, 2018, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party set forth in the Merger Agreement;

•	by either Farmers or Monitor, if there is a breach by the other party of any of its covenants or agreements or any of its representations or warranties that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•	by Farmers, if at any time prior to the effective time of the Merger, Monitor’s board of directors has (1) failed to recommend to the shareholders of Monitor that they vote to approve the Merger Agreement, (2) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (3) materially breached its non-solicitation obligations or its obligations to recommend to the Monitor shareholders the adoption of the Merger proposal and call a shareholder meeting for that purpose;

•	by Farmers, if a tender offer or exchange offer for 15% or more of the outstanding Monitor common shares is commenced (other than by Farmers or a subsidiary of Farmers), and Monitor’s board of directors recommends that the shareholders of Monitor tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten (10) business days; or

•	by either Farmers or Monitor, if the Monitor shareholders do not vote to approve the Merger Agreement at a duly held shareholders meeting (including any adjournment or postponement of such meeting).

If the Merger Agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals, Monitor may be required to pay Farmers a termination fee of $300,000. If the Merger Agreement is terminated under certain other conditions, Farmers may be required to pay Monitor a termination fee of $100,000. See “THE MERGER AGREEMENT – Termination; Termination Fee” beginning on page [●].

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA FOR FARMERS

The following table summarizes financial results achieved by Farmers for the periods and at the dates indicated and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Farmers’ Consolidated Financial Statements and the notes to the Consolidated Financial Statements contained in reports that Farmers has previously filed with the SEC. Historical financial information for Farmers can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The selected operating data presented below are not necessarily indicative of the results that may be expected for future periods. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods noted below indicate results for any future period.

The information below has been derived from Farmers’ Consolidated Financial Statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

FARMERS NATIONAL BANC CORP.

	At March 31,		At December 31,
(Dollars in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Selected Financial Data:
Total assets	$2,026,487	$1,860,307	$1,966,113	$1,869,902	$1,136,967	$1,137,326	$1,139,695
Loans, net of allowance for loan losses(1)	1,450,142	1,306,111	1,416,783	1,287,887	656,220	623,116	578,963
Allowance for loan losses	11,319	9,390	10,852	8,978	7,632	7,568	7,629
Securities available for sale	377,072	387,093	369,995	394,312	389,829	422,985	464,088
Goodwill and other intangible assets	44,789	42,574	45,154	42,911	8,813	10,343	6,032
Total deposits	1,540,220	1,445,882	1,524,756	1,409,047	915,703	915,216	919,009
FHLB borrowings	157,668	99,838	132,876	170,054	28,381	19,822	10,359
Total stockholders’ equity	218,062	203,982	213,216	198,047	123,560	113,007	120,792

	As or For the Three Months Ended March 31,		As or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Operating Data:
Total interest income	$18,850	$17,747	$72,498	$53,827	$40,915	$40,959	$43,110
Total interest expense	1,319	1,000	4,378	4,090	4,579	5,063	6,212
Net interest income	17,531	16,747	68,120	49,737	36,336	35,896	36,898
Provision for loan losses	1,050	780	3,870	3,510	1,880	1,290	725
Net interest income after provision for loan losses	16,481	15,967	64,250	46,227	34,456	34,606	36,173
Total non-interest income	5,887	4,946	23,244	18,306	15,303	13,914	12,578
Total non-interest expense	14,613	14,444	59,452	53,979	38,162	39,057	35,764
Income before income tax expense	7,755	6,469	28,042	10,554	11,597	9,463	12,987
Income tax expense	1,972	1,671	7,485	2,499	2,632	1,683	3,055
Net income	$5,783	$4,798	$20,557	$8,055	$8,965	$7,780	$9,932

	As or For the Three Months Ended March 31,		As or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Selected Operating Ratios and Other Data
Performance Ratios:
Return on average assets (annualized)	1.17%	1.03%	1.07%	0.54%	0.79%	0.68%	0.89%
Return on average equity (annualized)	10.87%	9.41%	9.72%	4.97%	7.45%	6.66%	8.42%
Average interest rate spread (tax equivalent) (2)	3.92%	4.01%	3.94%	3.72%	3.48%	3.47%	3.66%
Net interest margin (annualized)	4.01%	4.07%	4.01%	3.81%	3.59%	3.58%	3.76%
Non-interest expense/average assets	2.92%	3.07%	3.09%	3.64%	3.34%	3.42%	3.20%
Efficiency ratio	58.79%	62.65%	61.59%	75.26%	70.24%	74.82%	69.94%

Capital Ratios:
Common equity tier 1 capital ratio	11.79%	11.82%	11.69%	11.59%	N/A	N/A	N/A
Total risk based capital ratio	12.51%	12.63%	12.53%	12.37%	16.48%	16.26%	17.35%
Tier 1 risk based capital ratio	11.79%	11.97%	11.83%	11.74%	15.43%	15.19%	16.18%
Tier 1 leverage ratio	9.37%	9.34%	9.41%	9.21%	10.03%	9.36%	9.54%
Equity to assets	10.76%	10.96%	10.84%	10.59%	10.87%	9.94%	10.60%
Tangible common equity to tangible assets	8.74%	8.88%	8.75%	8.50%	10.17%	9.11%	10.12%

Asset Quality Ratios:
Nonperforming assets/total assets	0.34%	0.55%	0.44%	0.61%	0.76%	0.81%	0.75%
Non-performing loans/total loans	0.45%	0.74%	0.57%	0.81%	1.28%	1.44%	1.40%
Allowance for loan losses/nonperforming loans	172.73%	96.70%	132.83%	85.96%	89.99%	83.25%	93.01%
Allowance for loan losses as a percent of loans	0.77%	0.71%	0.76%	0.69%	1.15%	1.20%	1.30%

Share Data:
Basic earnings per common share	$0.21	$0.18	$0.76	$0.36	$0.48	$0.41	$0.53
Diluted earnings per common share	0.21	0.18	0.76	0.36	0.48	0.41	0.53
Dividends per common share	0.05	0.04	0.16	0.12	0.12	0.12	0.18
Book value per share	8.06	7.58	7.88	7.35	6.71	6.02	6.43
Tangible book value per share	6.40	5.99	6.21	5.76	6.23	5.47	6.11
Market price at period end	14.35	8.91	14.20	8.60	8.35	6.55	6.20
Weighted average common shares outstanding –basic	27,278,314	27,047,168	27,180,230	22,678,338	18,674,526	18,773,491	18,791,843
Weighted average common shares outstanding –diluted	27,340,982	27,057,838	22,209,338	22,683,570	18,675,416	18,773,491	18,791,843

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity:
Stockholders’ Equity	$218,062	$203,982	$213,216	$198,047	$123,560	$113,007	$120,792
Less Goodwill and Other Intangibles	44,789	42,574	45,154	42,911	8,813	10,343	6,032
Tangible Common Equity	173,273	161,408	168,062	155,136	114,747	102,664	114,760

Reconciliation of Total Assets to Tangible Assets:
Total Assets	$2,026,487	$1,860,307	$1,966,113	$1,869,902	$1,136,967	$1,137,326	$1,139,695
Less Goodwill and Other Intangibles	44,789	42,574	45,154	42,911	8,813	10,343	6,032
Tangible Assets	1,981,698	1,817,733	1,920,959	1,826,991	1,128,154	1,126,983	1,133,663

MARKET PRICE AND DIVIDEND INFORMATION

Farmers common shares are traded on the Nasdaq under the symbol “FMNB.” A summary of the high and low prices of and cash dividends paid on Farmers common shares for the first two quarters of 2017 and for the fiscal years ending 2016 and 2015 follows. This information does not reflect retail mark-up, markdown or commissions, and does not necessarily represent actual transactions.

	Farmers
	High	Low	Dividends
2017
First Quarter	$14.90	$12.13	$.05
Second Quarter (through [●])	[●]	[●]	[●]
2016
First Quarter	$9.03	$8.00	$.04
Second Quarter	9.68	8.54	.04
Third Quarter	11.82	8.66	.04
Fourth Quarter	15.50	9.98	.04
2015
First Quarter	$8.45	$7.09	$.03
Second Quarter	8.44	7.95	.03
Third Quarter	8.75	7.70	.03
Fourth Quarter	8.70	7.60	.03

The information presented in the following table reflects the last reported sale prices per share of Farmers common shares as of March 13, 2017, the date of execution of the Merger Agreement, and on [●], 2017, the last practicable day for which information was available prior to the date of this proxy statement/prospectus. The table also presents the equivalent market value per Monitor common share on March 13, 2017, and [●], 2017, determined by multiplying the share price of a Farmers common share on such dates by the initial exchange ratio of 57.82. No assurance can be given as to what the market price of Farmers common shares will be if and when the Merger is consummated.

	Farmers Common Shares		Equivalent Price Per Monitor Common Share
March 13, 2017		$13.40		$774.84
[●], 2017	$	[●]	$	[●]

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “FORWARD-LOOKING STATEMENTS” commencing on page [●], you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. The following is a discussion of the most significant factors that make an investment in Farmers common shares speculative or risky, but does not purport to present an exhaustive description of such risks. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Risks Related to the Merger

The market value of Farmers common shares you receive in the Merger may decrease if there are fluctuations in the market price of Farmers common shares following the Merger.

Under the terms of the Merger Agreement, shareholders of Monitor will be entitled to receive from Farmers, after the Merger is completed, Merger consideration payable in the form of cash and Farmers common shares to be calculated as set forth in the Merger Agreement. At the Effective Time of the Merger, it is anticipated that each Monitor common share will be converted into the right to receive: (i) 57.82 Farmers common shares, or (ii) $769.38 in cash, subject to adjustment under certain circumstances set forth in the Merger Agreement.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Monitor common shares who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all shares of Monitor common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by the Nasdaq for the five (5) trading days ending on the penultimate day preceding the effective date of the Merger.

Any change in the market price of Farmers common shares prior to the completion of the Merger will affect the market value of the Merger consideration that Monitor shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Farmers and Monitor, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. While the Monitor shareholders will receive aggregate Merger consideration not greater than the Maximum Amount or less than the Minimum Amount, at the time of the Monitor special meeting, Monitor shareholders will not know the precise market value of the consideration they will receive at the effective time of the Merger. Monitor shareholders should obtain current sale prices for Farmers common shares before voting their shares at the Monitor special meeting.

Farmers could experience difficulties in managing its growth and effectively integrating the operations of Monitor.

The earnings, financial condition and prospects of Farmers after the Merger will depend in part on Farmers’ ability to integrate successfully the operations of Monitor and Monitor Bank, and to continue to implement its own business plan. Farmers may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Monitor and Monitor Bank with the Farmers organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Farmers may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to Farmers not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Monitor’s ability to pursue alternatives to the Merger with Farmers, may discourage other acquirers from offering a higher valued transaction to Monitor and may, therefore, result in less value for the Monitor shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Monitor from soliciting, negotiating or providing confidential information to any third party relating to any competing proposal to acquire Monitor or Monitor Bank.

In addition, if (a) Farmers terminates the Merger Agreement due to Monitor’s acceptance of another acquisition proposal, failure to recommend to the shareholders adoption of the Merger Agreement or Monitor’s breach of the Merger Agreement’s prohibition on solicitation of other acquisition proposals, or, (b) Monitor terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, in the case of either (a) or (b) above, Monitor shall pay to Farmers $300,000. The requirement that Monitor make such a payment could discourage another company from making a competing proposal.

The fairness opinion of Monitor’s financial advisor does not reflect changes in circumstances subsequent to the date of such opinion.

The Monitor board of directors received an opinion, dated March 13, 2017, from its financial advisor as to the fairness of the Merger consideration from a financial point of view as of the date of such opinion. Subsequent changes in the operation and prospects of Monitor or Farmers, general market and economic conditions and other factors that may be beyond the control of Monitor or Farmers may significantly alter the value of Monitor or Farmers or the price of the Farmers common shares by the time the Merger is completed. The opinion does not address the fairness of the Merger consideration from a financial point of view at the time the Merger is completed, or as of any other date other than the date of such opinion. The opinion of Monitor’s financial advisor is attached as Annex D to this proxy statement/prospectus. For a description of the opinion, see “THE MERGER – Opinion of Monitor’s Financial Advisor” on page [●] of this proxy statement/prospectus.

Monitor shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will result in Monitor’s shareholders having an ownership stake in the combined company that is substantially smaller than their current stake in Monitor. Upon completion of the Merger, we estimate that continuing Farmers shareholders will own approximately 98.22% of the issued and outstanding common shares of the combined company, and former Monitor shareholders will own approximately 1.78% of the issued and outstanding common shares of the combined company. Consequently, Monitor shareholders, as a general matter, will have substantially less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of Monitor.

Failure to complete the Merger could negatively impact the value of Monitor’s shares and future businesses and financial results of Farmers and Monitor.

If the Merger is not completed, the ongoing businesses of Farmers and Monitor may be adversely affected, and Farmers and Monitor will be subject to several risks, including the following:

•	Farmers and Monitor will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the Merger Agreement, Monitor is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the Merger may require substantial commitments of time and resources by Farmers and Monitor management, which could otherwise have been devoted to other opportunities that may have been beneficial to Farmers and Monitor as independent companies, as the case may be.

In addition, if the Merger is not completed, Farmers and Monitor may experience negative reactions from their respective customers and employees. Employees could resign and obtain other employment as a result of the potential Merger or a failed completion of the Merger. Farmers or Monitor also could be subject to litigation related to any failure to complete the Merger.

The Farmers common shares to be received by Monitor shareholders upon completion of the Merger will have different rights from Monitor common shares.

Upon completion of the Merger, Monitor shareholders will no longer be shareholders of Monitor but will instead become shareholders of Farmers, and their rights as shareholders of Farmers will be governed by the Ohio Revised Code and by Farmers’ Amended Articles of Incorporation and Amended Code of Regulations. The terms of Farmers’ Amended Articles of Incorporation and Amended Code of Regulations are in some respects materially different than the terms of Monitor’s Articles of Incorporation and Code of Regulations. See “COMPARISON OF CERTAIN RIGHTS OF MONITOR AND FARMERS SHAREHOLDERS” on page [●] of this proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Farmers and Monitor to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Monitor’s shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Farmers common shares to be issued to Monitor for listing on the Nasdaq, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT –Conditions to the Merger” on page [●] of this proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by March 13, 2018, either Farmers or Monitor may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Monitor shareholders. In addition, Farmers or Monitor may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT –Termination; Termination Fee” on page [●] of this proxy statement/prospectus for a fuller description of these circumstances.

The Merger condition requiring Approval by Nonaffiliated Shareholders may be waived, and the Merger may be completed even if this condition is not satisfied.

The respective obligations of Farmers and Monitor to complete the Merger are subject to Monitor obtaining Approval by Nonaffiliated Shareholders. If Monitor fails to obtain Approval by Nonaffiliated Shareholders, this closing condition would not be satisfied, and the Merger may not be completed. However, Farmers and Monitor may waive this condition by written instrument signed by each party, in which event the Merger may be completed despite the absence of Approval by Nonaffiliated Shareholders.

Risks Related to Farmers’ Business

You should read and consider risk factors specific to Farmers’ business that will also affect the combined company after the Merger, described in Farmers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 7, 2017, and as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Farmers with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page [●] of this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements, including statements about Farmers’, Monitor’s and the combined entity’s financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express Farmers’ and Monitor’s management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this proxy statement/prospectus and the documents incorporated herein by reference that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future filings of Farmers with the SEC, in press releases and in oral and written statements made by or with the approval of Farmers or Monitor that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the Merger between Farmers and Monitor, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Farmers or Monitor or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Farmers and Monitor will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the Merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Monitor’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Farmers and its customers and Farmers’ assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans and charge-offs;

•	material changes in the value of Farmers common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which Farmers and Monitor must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or Farmers and its subsidiaries, individually or collectively;

•	governmental and public policy changes; and

•	the impact on Farmers’ businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Farmers’ and Monitor’s results to differ materially from those described in the forward-looking statements can be found in Farmers’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Farmers or Monitor or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Farmers and Monitor undertake no obligation to update any forward-looking statement.

THE SPECIAL MEETING OF SHAREHOLDERS OF MONITOR

Time, Date and Place

This proxy statement/prospectus is being provided to Monitor common shareholders in connection with the solicitation of proxies by the Monitor board of directors for use at the special meeting of shareholders to be held at 9:00 a.m., local time, on Thursday, July 20, 2017, at Des Dutch Essenhaus, Shreve, Ohio, including any adjournments of the special meeting.

This proxy statement/prospectus is also being furnished by Farmers to Monitor common shareholders as a prospectus in connection with the issuance of Farmers common shares upon completion of the Merger.

Matters to be Considered

At the special meeting, the shareholders of Monitor will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to amend the Articles of Incorporation prior to the Merger to eliminate the Right of First Refusal, subject to the condition subsequent that the Merger is consummated on the terms and conditions contained in the Merger Agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Monitor is unaware of any other business to be transacted at the special meeting.

The board of directors of Monitor believes that the Merger with Farmers is in the best interests of Monitor shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the proposal to conditionally amend the Articles of Incorporation and (3) “FOR” the proposal to adjourn the special meeting of Monitor shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Monitor has fixed the close of business on June 30, 2017, as the record date for determining the Monitor common shareholders who are entitled to notice of and to vote at the Monitor special meeting of shareholders. Only Monitor shareholders at the close of business on the record date will be entitled to notice of the Monitor special meeting, and only holders of Monitor common shares at the close of business on the record date will be entitled to vote at the Monitor special meeting.

As of the close of business on June 30, 2017, there were 10,000 Monitor common shares outstanding and entitled to vote at the special meeting. The Monitor common shares were held of record by approximately 45 shareholders. Each Monitor common share entitles the holder to one (1) vote on all matters properly presented at the special meeting.

Votes Required; Quorum

The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote at the special meeting. In addition, the Merger Agreement requires that holders of not less than a majority of the Monitor common shares outstanding and entitled to vote who are not officers, directors or affiliates of Monitor vote for the adoption and approval of the Merger Agreement. The approval of the proposal to amend the Articles of Incorporation requires the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Monitor’s common shares represented, in person or by proxy, at the special meeting.

As of June 30, 2017, directors of Monitor beneficially owned an aggregate of 8,271 Monitor common shares, an amount equal to approximately 82.71% of the outstanding Monitor common shares. As of the date of this proxy statement/prospectus, except for Mr. Smail, Farmers and its directors, executive officers and affiliates beneficially owned no Monitor common shares.

Your vote is important. The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote at the Monitor special meeting and holders of not less than a majority of the Monitor common shares outstanding and entitled to vote who are not officers, directors or affiliates of Monitor. The proposal to amend the Articles of Incorporation requires to eliminate the Right of First Refusal the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote at the Monitor special meeting. The proposal to approve adjournment of the Monitor special meeting, if necessary, to solicit additional proxies requires the affirmative vote of at least a majority of the Monitor common shares represented in person or by proxy at the Monitor special meeting. If you fail to return your proxy card or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the other proposal.

A quorum, consisting of the holders of a majority of the outstanding Monitor common shares, must be present in person or by proxy at the Monitor special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Monitor board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, amendment of the Articles of Incorporation and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Monitor special meeting. If any other matters are properly brought before the special meeting for consideration, Monitor common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this proxy statement/prospectus mailed to Monitor shareholders. Your proxy is being solicited by the board of directors of Monitor. Whether or not you attend the special meeting, the Monitor board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the Monitor common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Monitor’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the amendment of the Articles of Incorporation and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting by:

•	filing a written notice of revocation with the President of Monitor, at 13210 State Route 226, Big Prairie, Ohio 44611;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person.

Your attendance at the special meeting will not, by itself, revoke your proxy.

Monitor will bear its own cost of solicitation of proxies on behalf of the Monitor board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Monitor, none of whom will receive additional compensation for their solicitation activities.

PROPOSALS SUBMITTED TO MONITOR SHAREHOLDERS

Merger Proposal

As discussed throughout this proxy statement/prospectus, Monitor is asking its common shareholders to adopt and approve the Merger Agreement. The adoption and approval of the Merger Agreement by Monitor, as required under the OGCL and as a condition precedent to the obligations of the parties to effect the Merger, requires the affirmative vote of the holders of not less than a majority of the Monitor common shares outstanding and entitled to vote at the Monitor special meeting. In addition, the Merger Agreement requires that not less than a majority of the 1,572 Monitor common shares outstanding and entitled to vote which are held by persons who are not officers, directors or affiliates of Monitor must be voted for the adoption and approval of the Merger Agreement as a condition precedent to the obligations of the parties to effect the Merger; provided, however, that the condition requiring this Approval by Nonaffiliated Shareholders may be waived by all the parties pursuant to a written instrument signed by each party.

Monitor common shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex B to this proxy statement/prospectus.

The board of directors of Monitor recommends a vote “FOR” the proposal to adopt and approve the Merger Agreement.

Amendment of Articles of Incorporation Proposal

As discussed throughout this proxy statement/prospectus, Monitor is asking its common shareholders to adopt and approve a proposal to amend Monitor’s Articles of Incorporation prior to the closing of the Merger to eliminate the Right of First Refusal provisions (a copy of which is set forth in Annex C to this proxy statement/prospectus), subject to the condition subsequent that the Merger is consummated on the terms and conditions contained in the Merger Agreement. Pursuant to the Right of First Refusal, any Monitor shareholder who desires to sell Monitor common shares must first notify the Secretary of Monitor, who in turn must notify each other Monitor shareholder. The other Monitor shareholders would then have fifteen days to determine whether to purchase all or any part of the offered Monitor common shares. The Monitor shareholder desiring to sell Monitor common shares could do so, to the extent those shares were not purchased by other Monitor shareholders, only after satisfaction of the requirements set forth in the Right of First Refusal. As the Merger contemplates a sale of Monitor common shares by each Monitor shareholder, this process would have to be repeated for each Monitor shareholder before the Merger could be consummated. The board of directors of Monitor has determined that the application of the Right of First Refusal in the context of the Merger would add unnecessary cost and delay, and ultimately could frustrate consummation of the Merger. In addition, the board of directors also believes that the protections intended to be provided by the Right of First Refusal are not necessary in the context of the Merger, as each Monitor shareholder would have the opportunity to receive the same consideration as any other Monitor shareholder if the Merger is consummated and would result in those shareholders owning an interest in a business enterprise having attributes that are materially different than those of Monitor.

If the Merger is not consummated on the terms and conditions contained in the Merger Agreement, regardless of the reason, the board of directors of Monitor has determined that it will abandon the filing of the amendment contemplated by this proposal, and the Right of First Refusal provisions shall remain a provision of Monitor’s Articles of Incorporation.

Monitor common shareholders should carefully read this document in its entirety for more detailed information regarding the proposal to eliminate the Right of First Refusal, and in particular, shareholders are directed to the copy of the Right of First Refusal provisions attached as Annex C to this proxy statement/prospectus.

The board of directors of Monitor recommends a vote “FOR” the amendment proposal.

Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the Merger Agreement. If, at the time of the special meeting, the number of common shares of Monitor present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Monitor intends to move to adjourn the special meeting in order to enable the Monitor board of directors to solicit additional proxies for approval of the proposal. In that event, Monitor will ask the Monitor common shareholders to vote only upon the adjournment proposal and not the merger proposal.

In the adjournment proposal, Monitor is asking its common shareholders to authorize the holder of any proxy solicited by the Monitor board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Monitor common shareholders approve the adjournment proposal, Monitor could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Monitor common shareholders who have previously voted.

The Monitor board of directors recommends a vote “FOR” the Monitor adjournment proposal.

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the special meeting by Monitor, and Monitor does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the common shares represented thereby in accordance with their best judgment on any such matter.

DISSENTERS’ RIGHTS

Rights of Dissenting Monitor Shareholders

Shareholders of Monitor are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of Monitor will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Monitor shareholder who is a record holder of Monitor shares on May 15, 2017, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such Monitor shares after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to Monitor a written demand for payment of the fair cash value of the common shares held by such shareholder, before the vote on the Merger proposal is taken, the shareholder must not vote in favor of approval and adoption of the Merger Agreement, and the shareholder must otherwise comply with Section 1701.85. A Monitor shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such Monitor common shares. See the text of Section 1701.85 of the OGCL attached as Annex A to this proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If Monitor so requests, dissenting shareholders must submit their share certificates to Monitor within fifteen (15) days of such request, for endorsement on such certificates by Monitor that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by Monitor. If Monitor and any dissenting shareholder cannot agree upon the “fair cash value” of Monitor’s shares, either may, within three (3) months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Holmes County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s Monitor shares. The fair cash value of a Monitor share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the Monitor shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If a Monitor shareholder exercises his, her or its dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s Monitor shares will be suspended until Monitor purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Monitor’s shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex A to this proxy statement/prospectus.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Monitor with and into Merger Sub, a newly-formed, wholly-owned subsidiary of Farmers (the “Merger”), with Merger Sub as the surviving entity. Thereafter, Merger Sub promptly will be dissolved and liquidated and, at a later time as soon as practicable as specified by Farmers Bank and certified by the OCC, Monitor Bank will be merged with and into Farmers Bank, with Farmers Bank surviving the subsidiary bank merger.

The Merger Agreement is attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

On several occasions in the late summer and fall of 2016, Mr. Helmick and Mr. Smail had preliminary discussions as to whether it might make sense for both institutions if Monitor were to sell to Farmers, which Mr. Helmick reported on each occasion to the remaining members of Farmers’ executive committee, Lance Ciroli and Terry Moore. Monitor had previously considered whether it might eventually be in the best interest of its shareholders to sell to a bigger bank in light of the challenges of profitably operating a bank of Monitor’s size. Monitor’s interest in selling had become more pressing given the fact that two key members of its management team were nearing retirement, and Monitor’s board felt that it would be difficult to replace them. In addition, Monitor’s board periodically discussed the very illiquid nature of its stock and the low tax basis of most of its shareholders, which would lead them to prefer a combination in which a significant percentage of the consideration could be paid in stock. Farmers had discussed the favorable experience it had with its entrance into Wayne County as a result of its 2015 merger with National Bancshares of Orrville. Farmers felt that expanding into contiguous Holmes County could also make sense strategically at some point, and it knew that Monitor had been doing some lending in Wooster (Wayne County), where Monitor had a loan production office. Mr. Smail, Mr. Helmick and the remaining Farmers executive committee members were acutely aware of the conflict of interest issues arising from Mr. Smail’s positions as a director and largest shareholder of both Monitor and Farmers, and Mr. Smail understood that he could not participate as a director of Farmers in any of the discussions or decisions relating to a potential transaction.

Both Farmers and Monitor discussed market conditions during this time period with representatives of Boenning & Scattergood (“Boenning”), a nationally recognized investment banking firm that had a relationship with both companies. Although it was understood that Boenning would ultimately represent Farmers if a transaction were to proceed, both boards requested market information from Boenning with respect to small bank M&A transactions and other factors affecting the market for bank stocks. Boenning served as an informal advisor in discussing how a potential transaction might look from a financial standpoint. On October 25, 2016, representatives of Boenning and Vorys, Sater, Seymour and Pease LLP (“Vorys”) met with the Farmers board (Mr. Smail recused himself from all discussions and deliberations about a possible transaction). At the October 25 meeting, the Farmers board authorized its executive committee (except for Mr. Smail) to prepare a non-binding letter of intent to submit to Monitor.

On November 2, 2016, Farmers submitted that non-binding letter of intent to Monitor, calling for 85% of the consideration to be paid in Farmers stock with an exchange ratio based on Farmers’ 20-day volume weighted average trading price as of November 1, which was $10.70 per share. The implied price per shares for Monitor was $702.65, which was 115% of Monitor’s projected December 31, 2016 tangible book value, assuming the sale by Monitor of Lifetime Financial Advisors, LLC, a 50%-owned subsidiary doing business as the Monitor Wealth Group. Monitor subsequently executed the letter of intent on November 8, 2016. The Farmers board instructed its counsel, Vorys to prepare a draft definitive agreement for consideration by the board. Farmers formally engaged Boenning as its financial advisor on November 17, 2016.

Over the ensuing weeks, Monitor provided additional information in order to facilitate Farmers’ due diligence review, and the companies continued to discuss structuring options that would enable Farmers to issue stock as consideration in the most efficient manner possible. Farmers performed on-site diligence at Monitor’s office on December 2, 2016.

During this same period, following the U.S. presidential election, publicly-traded bank stocks experienced a significant increase in trading values. Farmers’ stock price had increased by almost 40% in five (5) weeks following the election, which, based on the fixed exchange ratio in the non-binding letter of intent, would imply a deal value and transaction multiples that were no longer in line with recent comparable transactions. At a meeting on December 13, 2016, the Farmers board (with Mr. Smail recused throughout) discussed the possible implications of proceeding with and announcing a transaction at such elevated multiples and determined that it would not be in Farmers’ best interests to do so. The board also had concerns about its ability to receive a fairness opinion at the current implied price.

The board instructed Boenning to contact Monitor and determine whether it might be possible to alter the proposed structure in a way that might be acceptable to both companies. Though the companies considered a number of potential adjustments to the proposed purchase price and deal structure, they ultimately agreed to a cooling off period of several weeks to see if the post-election inflation in the bank stock market would subside.

By late January 2017, the bank stock market had moderated somewhat. Farmers’ board met on January 24, 2017, and considered where Farmers’ stock and the overall market were trading, as well as the impact of higher bank stock prices on a number of bank transactions that had been announced since Farmers’ previous board meeting. The Board authorized its executive committee to re-engage in merger discussions with Monitor.

After considering a variety of pricing mechanisms that would provide Monitor with incremental value from the transaction structure in the non-binding letter of intent in acknowledgement of the increase in Farmers’ stock price, while also protecting both companies from potential future volatility in Farmers’ stock, on February 13, 2017, Farmers submitted a revised non-binding letter of intent with a collar mechanism that would adjust the exchange ratio at closing based on Farmers’ then-current stock price to lock aggregate consideration into a range of 115% – 125% of Monitor’s March 31, 2017, tangible book value (again including the sale of Monitor Wealth Group). Based on a projection of Monitor’s March 31, 2017, tangible book value, Farmers estimated the per share consideration to be $779.02. Monitor signed the revised non-binding letter of intent on February 15, 2017. The Farmers board instructed Vorys to work with Monitor’s legal counsel to review and revise the draft definitive agreement Vorys had initially prepared in December to prepare a definitive agreement for consideration by the respective boards.

During the time period beginning on February 22, 2017, and ending on March 12, 2017, Vorys and Critchfield, Critchfield & Johnston, Ltd, counsel to Monitor (“Critchfield”), with the participation of management from each party and Boenning, proceeded to negotiate the Merger Agreement. Several drafts of the Merger Agreement were exchanged between Vorys and Critchfield and several telephonic negotiating sessions occurred. Also, during this time period, each party prepared, circulated and finalized its disclosure schedules listing certain exceptions to the representations and warranties contained in the Merger Agreement.

On February 28, 2017, Farmers’ board of directors (with Mr. Smail recused throughout) held a meeting to consider and act upon the proposed Merger Agreement and review and consider Boenning’s fairness analysis and opinion. Among other things, the following occurred at the meeting:

•	Vorys reviewed, in detail, the proposed Merger Agreement and responded to directors’ questions. Vorys also reviewed the fiduciary and legal obligations applicable to directors when considering such a transaction, and discussed the results of management’s due diligence inquiry into Monitor.

•	Boenning’s representatives presented its fairness analysis.

•	Boenning delivered its oral opinion that, as of February 28, 2017, and based on current assumptions, the Merger consideration was fair to Farmers from a financial point of view.

The board of directors reviewed, considered, and discussed a draft of the Merger Agreement and the fairness analysis and fairness opinion. At the conclusion of the meeting, the board of directors (with Mr. Smail recused):

•	determined that the Merger, the Merger Agreement and the Merger consideration were fair to Farmers and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement was in the best interest of Farmers and its shareholders, based on the evaluation and consideration of all reports and information available to the board of directors as of the date of the meeting and all factors that the board of directors deemed relevant, including, without limitation, the fairness opinion;

•	authorized and approved the Merger and all other transactions contemplated by the Merger Agreement; and

•	authorized officers of Farmers to continue to negotiate, finalize, execute and deliver the Merger Agreement.

Before the market opened on March 13, 2017, Farmers and Monitor executed and delivered the Merger Agreement and respective disclosure schedules, and the companies issued a joint press release announcing execution of the Merger Agreement and the terms of the Merger.

Monitor’s Reasons for the Merger

As part of its continuing efforts to provide services to Monitor’s depositors, borrowers and the communities it serves, Monitor’s board of directors has considered various strategic options, including the possibility of seeking an affiliation with another financial institution. Due to its small size, Monitor Bank has found it increasingly challenging to compete with larger financial institutions and to maintain the extensive compliance systems necessary to meet the requirements of the regulations adopted in the more stringent banking environment. There has been, and continues to be, substantial consolidation in the financial services industry. Monitor’s board of directors felt it would be appropriate to evaluate its strategic options and believes that it is appropriate and in the best interests of Monitor’s shareholders to proceed with the Merger.

Management of both Farmers and Monitor believe the Merger will be consistent with Monitor’s operating strategy, which includes its commitment to community banking. The parties agree that the Merger fits within Farmers’ goal to expand its business into Holmes County and continue to develop a leading Northeastern Ohio banking franchise with a strong regional presence and brand recognition.

The benefit of the structure of the Merger includes the migration of operational functions, such as regulatory compliance, audit functions, technology and disaster recover, data processing and employee benefits to Farmers. The parties believe that the Merger will facilitate economies of scale that would not be realizable by Monitor on a stand-alone, single-charter basis.

Farmers has identified Monitor Bank’s market as providing significant opportunities and growth prospects that are consistent with its strategic plan, and the Merger also provides a new source of capital, loans and deposits for Farmers. This discussion of the information and factors considered by Monitor’s board of directors in reaching its conclusion and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors reviewed, considered, and discussed by Monitor’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and other transactions contemplated by the Merger Agreement, and the complexity of these matters, Monitor’s board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it reviewed, considered, and discussed in reaching its determination to approve the

Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to Monitor shareholders. Rather, Monitor’s board of directors viewed its decisions as being based on the totality of the information presented to it and all factors it considered, including its discussions with and questioning of members of Monitor’s management and outside legal and financial advisors. In addition, individual members of Monitor’s board of directors may have assigned different weights to different factors.

Certain of Monitor’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Monitor’s shareholders generally. The Monitor board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Monitor shareholders. For a discussion of these interests, see “Interests of Monitor Directors and Executive Officers in the Merger” on page [●] and “Ownership and Director Status Potentially Creates Conflicts of Interests” on page [●].

Recommendation of the Monitor Board of Directors

Monitor’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger, are fair to and in the best interests of Monitor and Monitor shareholders. Monitor’s board of directors recommends that Monitor common shareholders vote “FOR” approval and adoption of the Merger Agreement and the Merger.

Opinion of Monitor’s Financial Advisor

ProBank is acting as financial advisor to Monitor in connection with the Merger. ProBank is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the Merger. As part of its investment banking activities, ProBank is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placement and valuations for estate, corporate and other purposes.

In November 2016, Monitor engaged ProBank to issue a fairness opinion in connection with the Merger. ProBank is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Monitor selected ProBank based on its experience and expertise in representing community banks in similar transactions.

As part of its engagement, ProBank assessed the fairness, from a financial point of view, of the terms of the Merger Agreement to the shareholders of Monitor. ProBank did not participate in negotiations of the financial terms of the Letter of Intent or Merger Agreement. ProBank participated telephonically in the March 9, 2017 meeting at which Monitor’s board considered the Merger Agreement. At that meeting, ProBank presented its financial analysis of the transaction and delivered to the board its oral opinion, subsequently confirmed in writing, that the terms of the Merger Agreement are fair to Monitor, and its shareholders, from a financial point of view. The full text of ProBank’s opinion is attached as Annex D to this proxy statement/prospectus. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

You should consider the following when reading the description of ProBank’s opinion:

•	the opinion letter describes the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank in connection with its opinion, and should be read in its entirety;

•	ProBank expressed no opinion as to the price at which Monitor’s or Farmers’ common stock would actually be trading at any given time;

•	ProBank’s opinion does not address the relative merits of the Merger and the other business strategies considered by Monitor’s board, nor does it address Monitor’s board decision to proceed with the Merger; and

•	ProBank’s opinion was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of ProBank’s opinion, including, but not limited to, changes affecting the securities markets or material changes in the results of operations or in the financial condition of either Farmers or Monitor, could materially affect the assumptions used by ProBank in preparing its opinion.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Monitor and Farmers and may not be realized. Any estimates contained in ProBank’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of the companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank was assigned a greater significance than any other. The relative importance or weight given to these analyses is not reflected in the order of either the analyses or their corresponding results in this proxy statement/prospectus.

Management of Monitor and Farmers, respectively, represented that there had been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to ProBank. ProBank assumed in all respects material to its analysis that Monitor and Farmers would remain as going concerns for all periods relevant to ProBank’s analyses, that all of the representatives and warranties contained in the Merger Agreement were true and correct, that each party to the Agreement would perform all of the covenants required to be performed by such party under the Merger Agreement, and that the conditions precedent in the Merger Agreement would not be waived. Finally, ProBank relied upon the advice Monitor received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

In its review, ProBank relied upon and assumed the accuracy and completeness of the information provided to it or publicly available, and did not attempt to verify such information. As part of the due diligence process, ProBank made no independent verification as to the status and value of Monitor’s or Farmers’ assets, including the value of the loan portfolio and allowance for loan and lease losses, and instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, ProBank assumed that, in the course of obtaining the necessary approvals for the transaction, no condition would be imposed that would have a material adverse effect on the contemplated benefits of the transaction to Monitor and its shareholders.

In connection with its opinion, ProBank reviewed and/or considered:

(i)	the Merger Agreement dated as of March 13, 2017;

(ii)	certain publicly available financial statements and other historical financial information of Monitor and Farmers that we deemed relevant;

(iii)	certain non-public internal financial and operating data of Monitor and Farmers that were prepared and provided to us by the respective management of Monitor and Farmers;

(iv)	internal financial projections for Farmers for the year ending December 31, 2017 prepared by management of Farmers;

(v)	the pro forma financial impact of the Merger on Farmers, based on assumptions relating to transaction expenses, preliminary acquisition accounting adjustments, and cost savings as discussed with representatives of Farmers;

(vi)	publicly reported historical price and trading activity for Farmers common shares, including an analysis of certain financial and stock market information of Farmers compared to certain other publicly traded companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

ProBank also discussed with senior management of Monitor the business, financial condition, results of operations and prospects of Monitor, including certain operating, regulatory, and other financial matters.

The following is a summary of the material factors considered and analyses performed by ProBank in connection with its opinion dated March 13, 2017. The summary does not purport to be a complete description of the analyses performed by ProBank.

Summary of Financial Terms of the Agreement. ProBank reviewed the financial terms of the Merger Agreement, including the form of consideration, the exchange ratio for the stock portion of the consideration, and the resulting implied value per share to be received by Monitor common shareholders pursuant to the Merger.

The financial terms of the Merger Agreement provide for the Merger Consideration to be determined as follows:

(1)	The Maximum Value of the Merger Consideration shall be determined by multiplying Monitor’s Adjusted Shareholders’ Equity by 1.25. The Adjusted Shareholders’ Equity equals Monitor’s Shareholders Equity as of March 31, 2017, plus the after-tax gain on the sale of Lifetime Financial Advisors LLC (d.b.a. Monitor Wealth Group “MWG”).

(2)	The Minimum Value of the Merger Consideration shall be determined by multiplying Monitor’s Adjusted Shareholders’ Equity by 1.15.

The Merger Agreement provides for each share of Monitor common stock to receive, at the election of the holder, either: (i) cash in an amount equal to the Maximum Value divided by 10,000 (“Cash Value per Monitor Share”), which is presently estimated at $779.0228 per share (rounded to four decimal places); or (ii) stock based on the conversion of each Monitor Common Share into Farmers Common Shares based on the Final Exchange Ratio (“Stock Consideration”). The shareholder election process is subject to proration such that 85 percent of Monitor Common Shares shall be paid the Stock Consideration and all other Monitor Common Shares shall be paid the Cash Consideration.

The Initial Exchange Ratio for the Stock Consideration is estimated at 58.5489, and was determined by dividing the estimated Cash Value per Share of $779.0228 by $13.3055, which is the twenty (20) trading day volume weighted average closing price (“Initial VWAP”) of Farmers ending February 10, 2017.

Article 1.4(d) of the Merger Agreement describes a process that could result in an adjustment to the Initial Exchange Ratio for the Stock Consideration. Based on the Final VWAP of Farmers, if the aggregate Merger Consideration is between the Minimum Value and the Maximum Value, there will be no adjustment to the Initial Exchange Ratio and the Initial Exchange Ratio will be the Final Exchange Ratio. If the aggregate Merger Consideration is less than the Minimum Value, the Initial Exchange Ratio will be adjusted upward so that the aggregate Merger Consideration equals the Minimum Value. If the aggregate Merger Consideration is greater than the Maximum Value, the Initial Exchange Ratio will be adjusted downward so the aggregate Merger Consideration equals the Maximum Value.

ProBank calculated the implied value of the Merger Consideration to equal approximately $7.79 million as of March 13, 2017. This amount represents:

•	125 percent of Monitor’s estimated common book value as of March 31, 2017;

•	126 percent of Monitor’s estimated tangible common book value as of March 31, 2017; and

•	24.5 times core net income of Monitor for the twelve-month period ending December 31, 2016.

Monitor’s common equity as of March 31, 2017 is estimated at $6.2 million. Core net income for the twelve-month period ending December 31, 201 equaled $318,000.

Monitor Bank’s Financial Performance and Peer Analysis. ProBank compared selected results of Monitor Bank’s operating performance to 23 selected Ohio banks with total assets less than $75 million. ProBank considered this group of financial institutions comparable to Monitor Bank on the basis of asset size and geographic location.

This peer group consisted of the following Ohio banks:

Bank Name	City	Bank Name	City
Metamora State Bank	Metamora	FNB of Germantown	Germantown
Spring Valley Bank	Wyoming	First City Bank	Columbus
Corn City State Bank	Deshler	Community First Bank, NA	Forest
Edon State Bank Co.	Edon	FNB of Powhatan Point	Powhatan Point
Sherwood State Bank	Sherwood	Baltic State Bank	Baltic
Peoples Savings Bank	New Matamoras	Marblehead Bank	Marblehead
Home National Bank	Racine	Republic Banking Company	Republic
Peoples NB of Mt Pleasant	Mount Pleasant	Waterford Cmcl & Svgs Bank	Waterford
Twin Valley Bank	West Alexandria	Rockhold, Brown & Co. Bank	Bainbridge
FNB of Blanchester	Blanchester	Pataskala Banking Company	Pataskala
Union Banking Company	West Mansfield	Mt. Victory State Bank	Mount Victory
Peoples Bank	Gambier

ProBank noted the following selected financial measures for the peer group as compared to Monitor Bank:

	Peer Financial Performance (1)
	25th Pct	Median	75th Pct	Monitor Bank (1)

Total Assets ($mils)	$48.1	$55.6	$60.8	$43.2
Loan / Asset Ratio	44.3%	64.7%	69.6%	52.1%
PTPP / Average Assets	0.49%	0.95%	1.15%	1.07%
Return on Average Assets (ROAA)	0.39%	0.67%	0.86%	0.67%
Return on Average Equity (ROAE)	3.33%	5.54%	6.86%	4.96%
NPLs / Total Loans	1.89%	0.43%	0.02%	1.23%
NPAs / Total Assets	1.25%	0.35%	0.04%	0.64%
Tier 1 Leverage Ratio	10.07%	11.46%	13.06%	13.48%
Total Risk-Based Capital Ratio	17.87%	20.99%	29.75%	22.95%

PTPP = Pre-Tax Pre-Provision income = Net Interest Income + Noninterest Income - Noninterest Expense

NPLs = Loans 90+ days past due and nonaccrual loans. Restructured loans are not included in NPLs.

NPAs = Loans 90+ days past due, nonaccrual loans, OREO, nonperforming debt securities & other assets. Restructured loans are not included.

(1)	Peer and Monitor Bank financial performance for the year ending December 31, 2016.

Based on this peer analysis, ProBank observed that Monitor Bank’s core profitability, as measured by pre-tax pre-provision earnings (“PTPP”), was between the median and 75th percentile of the peer. Monitor Bank’s ratio of PTPP earnings to average assets of 1.07 percent compares to the peer median of 0.95 percent and the 75th percentile of 1.15 percent. Monitor Bank’s ROAA equaled the peer median, while its ROAE was between the 25th percentile and the median of the peer. Asset quality measures were between the 25th percentile and median peer results. In addition, ProBank noted that Monitor Bank’s Tier 1 leverage ratio was greater than the 75th percentile of the peer group, while the Bank’s total risk-based ratio was between the median and 75th percentile of the peer group.

Comparable Transaction Analysis. ProBank compared the financial performance of certain selling institutions and the prices paid in selected transactions to Monitor’s financial performance and the implied transaction multiples being paid by Farmers for Monitor. Specifically, ProBank reviewed certain information relating to selected Ohio bank and thrift transactions from January 1, 2015 to March 7, 2017 involving sellers with total assets less than $200 million for which transaction pricing information was available. Six transactions met the selected criterion, as listed below:

Buyer Name	State	Seller Name	City	Announcement Date
First State Bancorp Inc.	OH	First Safety Bank	St Bernard	03/24/16
Ohio Valley Banc Corp.	OH	Milton Bancorp	Wellston	01/07/16
CNB Financial Corp.	PA	Lake National Bk	Mentor	12/30/15
Farmers Ntnl Banc Corp.	OH	Tri-State 1st Bnc	E. Liverpool	06/24/15
First Commonwealth Fncl	PA	First Cmnty Bank	Columbus	05/11/15
First Merchants Corp.	IN	C Financial Corp.	Dublin	01/06/15

ProBank also reviewed certain information relating to selected Midwest bank and thrift transactions from January 1, 2015 to March 7, 2017 involving sellers with total assets less than $100 million and last twelve months (“LTM”) ROAA ratios greater than zero. Twenty-five transactions met the selected criterion, as listed below:

Buyer Name	State	Seller Name	City	State	Announcement Date
Investor group	NE	Woodstock Ld & Cattle	Fullerton	NE	01/06/17
First Belleville Bcshs Inc.	KS	Palco Bankshares Inc.	Plainville	KS	12/14/16
Merchants Bancorp	IN	Bluestem Dvlp Corp.	Joy	IL	11/15/16
Central Kansas Bancshares	KS	Roxbury Bank	Roxbury	KS	10/28/16
Central Bancompany Inc.	MO	Bank Star One	Fulton	MO	08/19/16
Horizon Bancorp	IN	CNB Bancorp	Attica	IN	07/12/16
Mackinac Financial Corp	MI	Niagara Bancorp. Inc.	Niagara	WI	05/24/16
Lizton Financial Corp.	IN	Indiana Business Bncp	Indianapolis	IN	04/26/16
Bellwood Cmnty Hldg Co.	NE	Hassenstab Mgmt Co.	Humphrey	NE	03/25/16
First State Bancorp Inc.	OH	First Safety Bank	Saint Bernard	OH	03/24/16
Columbia Bancshares Inc.	MO	Clarence State Bank	Clarence	MO	03/16/16
First Cmnty Finl Partners	IL	Mazon State Bank	Mazon	IL	03/14/16
Sandhills Financial Svcs	NE	Keystone Investment	Keystone	NE	02/22/16
Elkcorp Inc.	KS	Baileyville Bancshares	Seneca	KS	02/01/16
F & M State Bancshares	KS	F M Co.	Milligan	NE	11/16/15
Eastern MI Fncl. Corp	MI	Ruth Bank Corp.	Ruth	MI	11/09/15
First State Assoc. Inc.	IA	Miner County Bank	Howard	SD	08/05/15
First York Ban Corp.	NE	Guide Rock State Bank	Guide Rock	NE	07/24/15
Private Investors	-	Ford County State Bank	Spearville	KS	06/26/15
Madison County Financial	NE	Winside Bancshares Inc.	Winside	NE	05/13/15
Baylake Corp.	WI	New Bancshares Inc.	Kewaunee	WI	05/08/15
Wells Bancshares Inc.	MO	Bedison Bancshares Inc.	Platte City	MO	04/30/15
Jones National Corp.	NE	Valparaiso Enterprises	Valparaiso	NE	03/27/15
Southeast Bancshares Inc.	KS	First NB of Howard	Howard	KS	03/02/15
Docking Bancshares Inc.	KS	Relianz Bancshares Inc	Wichita	KS	02/24/15

The following table highlights the results of the comparable transaction analysis:

Seller’s Financial Performance	Ohio (6 Transactions)			Midwest (25 Transactions)
	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.	Monitor (1)
Total Assets ($mils)	$109.1	$135.7	$138.7	$33.8	$49.0	$67.9	$43.2
Tangible Equity/Tangible Assets	8.20%	9.93%	11.85%	10.39%	11.51%	13.85%	13.43%
LTM Return on Average Assets	0.56%	0.70%	0.84%	0.46%	0.58%	0.99%	0.67%
LTM Return on Average Equity	3.72%	7.23%	8.40%	3.35%	5.06%	7.86%	4.96%
LTM Efficiency Ratio	94.0%	78.4%	70.8%	78.4%	73.5%	65.0%	66.9%
Nonperforming Assets /Assets (2)	2.74%	1.87%	0.99%	1.40%	0.32%	0.11%	0.63%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	123%	154%	180%	106%	115%	129%	126%
Price/LTM Earnings	15.0	17.2	24.9	15.8	22.0	27.8	24.5

(1)	Monitor’s financial performance based on Monitor Bank’s performance for 12-month period ending 12/31/16.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

Based on this comparable transaction analysis, ProBank observed that Monitor’s overall profitability was relatively close to the median results of both the Ohio and Midwest transaction groups on an ROAA basis and was between the 25th percentile and median results of two transaction groups on an ROAE basis, due in part to Monitor’s relatively higher tangible equity to assets ratio. ProBank further noted the implied price to tangible book value transaction multiple being paid for Monitor was between the 25th percentile and median results of the Ohio transaction group and slightly lower than the 75th percentile results for the Midwest transaction group. The price to income multiple of 24.5 times for Monitor approximated the 75th percentile results for Ohio and was between the median and 75th percentile results for the Midwest.

Monitor Control-Level Discounted Cash Flow Analysis. ProBank performed an analysis that estimated the control-level discounted cash flow value of Monitor. The projections were based on the following:

•	2.0 percent annual asset growth in each year.

•	Monitor’s stand-alone projected annual net income over the next five years increasing from $300,000 for 2018 to $326,000 for 2022.

•	Credit for potential cost saving synergies equal to 24.5 percent of stand-alone noninterest expense. Pro forma annual after-tax cost savings would approximate $160,000 over the next five years, which approximates 50 percent of the estimated cost savings projected by Farmers. ProBank considered this a reasonable level of cost savings to allocate to Monitor in determining a control-level value.

•	A discount rate of 12.0 percent.

•	Excess cash flows are calculated based on the pro forma net income projections summarized above and a minimum required tangible capital ratio of 8.0 percent.

•	A terminal value calculated using a capitalization rate of 9.0 percent, which is equal to the discount rate of 12.0 percent less a 3.0 percent long-term growth rate.

Based on these assumptions, the aggregate control-level discounted cash flow value of Monitor equaled $7.0 million, or 117 percent of December 31, 2016 tangible equity.

Farmers Financial Performance and Market Trading Data versus Peer. ProBank compared selected results of Farmers’ operating performance to that of 18 selected Ohio and Pennsylvania publicly traded banking companies with assets between $1.2 and $5.0 billion. ProBank considered this group of financial institutions comparable to Farmers based on asset size and geographic location.

This peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
Univest Corp. of Pennsylvania	UVSP	ESSA Bancorp Inc.	ESSA
TriState Capital Holdings Inc.	TSC	Codorus Valley Bancorp Inc.	CVLY
Peoples Bancorp Inc.	PEBO	Orrstown Financial Services	ORRF
Bryn Mawr Bank Corp.	BMTC	Civista Bancshares Inc.	CIVB
CNB Financial Corp.	CCNE	Penns Woods Bancorp Inc.	PWOD
First Defiance Financial	FDEF	LCNB Corp.	LCNB
United Community Finl Corp.	UCFC	Citizens & Northern Corp.	CZNC
Peoples Financial Services	PFIS	Citizens Financial Services	CZFS
Republic First Bancorp Inc.	FRBK	ACNB Corp.	ACNB

ProBank also compared selected results of Farmers’ operating performance to that of 19 selected Midwest publicly traded banking companies with assets between $1.5 and $4.0 billion with tangible equity to assets less than 11.0 percent, LTM core ROAE greater than 8.0 percent and NPAs less than 1.0 percent of total assets.

This peer group consisted of the following companies:

Company Name	Symbol	Company Name	Symbol
QCR Holdings Inc.	QCRH	First Defiance Financial	FDEF
Midland States Bancorp Inc.	MSBI	Nicolet Bankshares Inc.	NCBS
Horizon Bancorp	HBNC	Alerus Financial Corp.	ALRS
Mercantile Bank Corp.	MBWM	Farmers National Banc Corp.	FMNB
MidWestOne Financial Grp	MOFG	STAR Financial Group Inc.	SFIGA
Stock Yards Bancorp Inc.	SYBT	First Internet Bancorp	INBK
German American Bancorp	GABC	West Bancorp.	WTBA
First Mid-Illinois Bancshares	FMBH	Macatawa Bank Corp.	MCBC
Hills Bancorp.	HBIA	MutualFirst Financial Inc.	MFSF
Independent Bank Corp.	IBCP

ProBank noted the following selected financial measures for the peer group as compared to Farmers:

	Peer Financial Performance
	Ohio and Pennsylvania			Midwest Region
	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.	Farmers (1)
Total Assets ($billions)	$1.4	$1.9	$2.5	$1.9	$2.5	$3.1	$2.0
Tangible Equity/Tangible Assets	8.18%	8.92%	9.53%	8.20%	8.90%	9.48%	8.75%
LTM PTPP / Average Assets	1.34%	1.44%	1.59%	1.42%	1.57%	1.82%	1.80%
LTM Core ROAA	0.87%	0.95%	1.06%	0.90%	0.97%	1.21%	1.13%
LTM Core ROAE	7.69%	8.27%	10.09%	9.26%	9.80%	10.78%	10.25%
NPAs / Total Assets	0.90%	0.59%	0.53%	0.72%	0.46%	0.37%	0.44%

PTPP = Pre-Tax Pre-Provision income = Net Interest Income + Noninterest Income - Noninterest Expense

NPAs = Loans 90+ days past due, nonaccrual loans and OREO. Restructured loans are not included in NPAs.

(1)	Farmers’ financial performance based on 2016 core net income of $21.7 million. Core net income adjusts for gains on securities, amortization expense, and other nonrecurring revenue and expense.

ProBank noted that Farmers was above the 75th percentile of the OH and PA peer group in profitability (core ROAA and core ROAE) and between the median and 75th percentile of the Midwest peer group. In addition, ProBank noted that Farmers ranked between the median and 75th percentile in nonperforming assets for the Midwest peer group and above the 75th percentile for the OH and PA peer. ProBank reviewed the following summary of the market trading data of Farmers compared to the peer group, as of March 7, 2017:

	Peer Market Trading Data as of 03/07/2017
	Ohio and Pennsylvania			Midwest Region
	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.	Farmers (1)
Price / Tangible Book Value	161%	191%	209%	185%	204%	223%	229%
Price / LTM Core EPS	15.7	18.1	21.2	15.3	17.7	19.6	17.7
Dividend Yield	1.72%	2.17%	2.89%	1.08%	1.58%	1.82%	1.13%
Avg. Mntly. Share Volume (000)	367	486	1,036	383	658	1,086	1,629
Monthly Volume / Total Shares	3.7%	4.4%	5.1%	3.3%	4.5%	5.7%	6.0%

(1)	Financial performance is based on 2016 core net income of $21.7 million.

ProBank noted that Farmers traded above the 75th percentile for both peer groups as measured by price to tangible book and at approximately the median for both groups as measured by price to LTM Core EPS. Farmers dividend yield was between the 25th percentile and median results of the Midwest peer group and below the 25th percentile of the OH and PA peer group. ProBank also noted that Farmers’ average monthly trading volume to shares outstanding was higher than the 75th percentile of both the OH and PA groups.

Pro Forma Merger Analysis. ProBank analyzed the potential pro forma effect of the Merger assuming the transaction was completed at December 31, 2017. Assumptions were made regarding acquisition accounting adjustments, costs savings and other adjustments based on discussions with management of Monitor and Farmers and their representatives. Based on fully phased-in cost savings and management’s earnings estimates, this analysis indicated that the Merger is expected to be accretive to Farmers’ estimated stand-alone EPS. ProBank calculated that Farmers’ pro forma tangible book value per share would be accretive by $0.04 at closing.

Pro Forma Dividends Per Share to Monitor. Based on the assumed 58.5489 Initial Exchange Ratio and Farmers’ cash dividend of $0.16 per share for 2016, Monitor common stockholders would have received $9.37 in equivalent cash dividends per share. Monitor’s cash dividend for 2016 equaled $2.00 per share. As a result, Monitor stockholders would have received a 368% increase in cash dividends.

ProBank’s Compensation and Relationships with Monitor and Farmers. Monitor paid ProBank a fixed fee for its services in rendering the fairness opinion. ProBank’s fee was not contingent upon closing of the Merger. Monitor also agreed to reimburse ProBank for its out-of-pocket expenses, and to indemnify ProBank against certain liabilities, including liabilities under securities laws. ProBank does not have any prior, existing or pending engagements with Farmers.

Conclusion. Based on the preceding summary discussion and analysis, and subject to the assumptions and conditions set forth in its opinion, ProBank determined the terms of the Agreement are fair, from a financial point of view, to Monitor and its shareholders. Each shareholder is encouraged to read ProBank’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex D to this proxy statement/prospectus.

Farmers’ Reasons for the Merger

The Farmers board of directors has concluded that the Merger is in the best interests of Farmers and its shareholders. In reaching this determination, the Farmers board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

•	The Merger will facilitate the natural and logical expansion of Farmers’ business within Wayne County and into neighboring Holmes County.

•	The Merger will help expand a leading Northeastern Ohio community banking franchise with added scale, enhanced profitability and growth potential. The Merger will result in a bank holding company with over $2.0 billion in assets, an important threshold which Farmers believes will not only enable more profitable competition in a competitive banking environment, but also improve its visibility within the investment community.

•	The resulting institution will have a strong regional presence and brand recognition.

•	The Merger will help expand Farmers’ wealth management client base.

•	The Merger parties have highly compatible cultures with similar strategies, customer focus and strong service and community orientation. Monitor’s management philosophies and long-standing reputation of excellent customer service and community involvement are consistent with Farmers’ philosophies focused on superb customer service in the community banking segment with a strong ongoing commitment to each community served.

•	The Merger has attractive pro forma financial elements, relative to the size of the transaction, as it is immediately accretive to Farmers’ tangible book value per share and earnings per share.

•	The Merger eliminates any potential conflict, real or perceived, of having Mr. Smail, as Vice Chairman of Farmers’ board and its largest individual shareholder, also serving as Chairman and majority owner of another bank in a neighboring, non-competitive market.

•	The anticipated continued employment of certain members of the Monitor management team will help with the transition of customers, employees and the Monitor community, thereby lessening potential execution risk with respect to the Merger.

The Farmers board of directors considered many different factors in its evaluation and did not believe it was practical to, and did not, quantify or otherwise assign relative weights to, the individual factors considered in reaching its determination. In view of all the considerations described above, the Farmers board of directors unanimously concluded that the Merger is fair to and in the best interests of Farmers and its shareholders.

Regulatory Approvals Required

The Merger must receive approval from both the OCC and the Federal Reserve before the Merger may be consummated. As of the date of this proxy statement/prospectus, Farmers has not received such approval to consummate the Merger from the OCC and the Federal Reserve.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the merger consideration to Monitor shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of Monitor Directors and Executive Officers in the Merger

Officers and directors of Monitor have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Monitor shareholders. These interests and agreements include:

•	As discussed more fully above, one shareholder (Mr. Smail) serves on the boards of directors of Farmers, Farmers Trust and Monitor, and is the largest individual shareholder of Farmers and Monitor pre-Merger;

•	Payments of retention bonuses to certain executive officers of Monitor;

•	Continued employment that has been offered by Farmers to Monitor’s President, Mr. Wachtel, and Vice President of Operations, Ms. Shriver; and

•	Rights of Monitor officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

Mr. Wachtel and Ms. Shriver were each asked to continue employment with Farmers Bank for a period of six (6) months following the closing of the Merger.

Monitor’s board of directors was aware of these interests and considered them in approving the Merger Agreement.

Ownership and Director Status Potentially Creates Conflicts of Interests

As of the date of this proxy statement/prospectus, other than Mr. James Smail, Farmers and its directors, executive officers and affiliates beneficially owned no Monitor common shares. Other than the following Monitor directors, Mr. Smail, Mr. Miller and Mr. Sparr, Monitor and its directors, executive officers and affiliates beneficially owned no Farmers common shares.

Thus, Mr. Smail, Mr. Miller and Mr. Sparr each potentially have a conflict of interest in approving the Merger as a result of their ownership of shares of stock in both Monitor and Farmers.

Moreover, Mr. Smail is the largest individual shareholder of Farmers and Monitor pre-Merger, and is the Chairman of the board of directors of Monitor and the Vice Chairman of the board of directors of Farmers. As a result, Mr. Smail has been screened from substantially all Merger discussions in his capacity as a director and the Vice Chairman of the board of directors of Farmers and did not participate in the Farmers’ director approval of the Merger, and was excused from and did not participate in the vote of the Monitor’s director approval of the Merger in order to reduce the appearance of impropriety and to avoid conflicts of interest in taking such actions in Mr. Smail’s capacity as a director for either institution involved in the Merger.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the material U.S. federal income tax consequences of the Merger to Farmers, Monitor, and U.S. holders of Monitor common shares who exchange their shares for Farmers common shares, cash or a combination of Farmers common shares and cash pursuant to the Merger. The Merger will be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by Monitor of an opinion of Critchfield, Critchfield & Johnston, Ltd., tax counsel to Monitor, and the receipt by Farmers of an opinion of Vorys, Sater, Seymour and Pease LLP, tax counsel to Farmers, each dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Farmers and Monitor), the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This section constitutes the tax opinions of Critchfield, Critchfield & Johnston, Ltd. and Vorys, Sater, Seymour and Pease LLP regarding the material U.S. federal income tax consequences of the Merger, subject to the limitations, qualifications and assumptions described herein. These tax opinions were confirmed in the respective tax opinions filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Farmers and Monitor have not requested and do not intend to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger, and the tax opinions presented in this proxy statement/prospectus and to be delivered in connection with the Merger are not binding on the Internal Revenue Service. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Farmers, Monitor and the U.S. holders of Monitor common shares described in this proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, its legislative history, existing, final, temporary and proposed Treasury Department regulations promulgated thereunder, published Internal Revenue Service rulings, and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Monitor common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Monitor common shares, you should consult your tax advisor.

This discussion is addressed only to those Monitor shareholders that hold their Monitor common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Monitor shareholders in light of their individual circumstances or to Monitor shareholders that are subject to special rules, such as:

•	mutual funds, banks, thrifts or other financial institutions;

•	pass-through entities and investors in those pass-through entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that exercise dissenters’ rights;

•	persons that hold Monitor common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their Monitor common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	persons that acquired their Monitor common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the Medicare contribution tax on net investment income. All holders of Monitor common shares should consult their tax advisors as to the specific tax consequences of the Merger to them. In addition, because a holder of Monitor common shares may receive a mix of cash and stock despite having made a cash election or share election, it will not be possible for holders of Monitor common shares to determine the specific tax consequences of the Merger to them at the time of making the election.

Reorganization Treatment

The Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The material U.S. federal income tax consequences of characterization as a reorganization are described below.

U.S. Federal Income Tax Consequences to Farmers and Monitor

No Gain or Loss. No gain or loss will be recognized by Farmers or Monitor as a result of the Merger.

Tax Basis. The tax basis of the assets of Monitor in the hands of Farmers will be the same as the tax basis of such assets in the hands of Monitor immediately prior to the Merger.

Holding Period. The holding period of the assets of Monitor to be received by Farmers will include the period during which such assets were held by Monitor.

U.S. Federal Income Tax Consequences to U.S. Holders of Monitor Common Shares who Receive Solely Farmers Common Shares

A U.S. holder of Monitor common shares will recognize no gain or loss with respect to Farmers common shares such U.S. holder receives pursuant to the Merger (with respect to cash received in lieu of a fractional Farmers common share, see below under “– Cash In Lieu of Fractional Shares”).

U.S. Federal Income Tax Consequences to U.S. Holders of Monitor Common Shares who Receive Solely Cash

A U.S. holder of Monitor common shares who receives solely cash in exchange for all of its Monitor common shares, or properly exercises its dissenters’ rights, and does not constructively own Farmers common shares after the Merger (see “– Possible Dividend Treatment,” below), will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Monitor’s common shares surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one (1) year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

U.S. Federal Income Tax Consequences to U.S. Holders of Monitor Common Shares who Receive a Combination of Cash and Farmers Common Shares

A U.S. holder of Monitor common shares will recognize gain (but not loss) with respect to the Farmers common shares and cash such U.S. holder receives pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Farmers common shares and the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Farmers common share), exceeds such U.S. holder’s basis in its Monitor common shares, and (ii) the amount of cash received by such U.S. holder (other than any cash received in lieu of a fractional Farmers common share, as discussed below under “– Cash In Lieu of Fractional Shares”). Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), gain that U.S. holders of Monitor common shares recognize in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held their Monitor common shares for more than one (1) year at the effective time of the Merger. Long-term capital gain of certain non-corporate holders of Monitor common shares, including individuals, is generally taxed at preferential rates.

Tax Basis and Holding Period of Farmers Common Shares Received Pursuant to the Merger

The tax basis of the Farmers common shares received by a U.S. holder of Monitor common shares in the Merger (including a fractional Farmers common share, if any, deemed issued and redeemed by Farmers) will be the same as the basis of the Monitor common shares surrendered in exchange for the Farmers common shares and cash, reduced by the amount of cash received by such U.S. holder in the Merger (other than any cash received in lieu of a fractional Farmers common share), and increased by any gain recognized by such U.S. holder in the Merger (including any portion of the gain that is treated as a dividend (as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional Farmers common share). The holding period for Farmers common shares received by such U.S. holder will include such U.S. holder’s holding period for Monitor common shares surrendered in exchange for the Farmers common shares (including a fractional Farmers common share, if any, deemed to be issued and redeemed by Farmers).

If a U.S. holder of Monitor common shares acquired different blocks of Monitor common shares at different times or at different prices, any gain or loss will be determined separately with respect to each block of Monitor common shares. In computing the amount of gain recognized, if any, a U.S. holder of Monitor common shares may not offset a loss realized on one block of shares against the gain realized on another block of shares. U.S. holders of Monitor common shares should consult their tax advisors regarding the manner in which Farmers common shares and cash received in the Merger should be allocated among different blocks of Monitor common shares and regarding their bases and holding periods in the particular shares of Farmers common shares received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of Monitor common shares that receives cash in lieu of a fractional Farmers common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Monitor common shares surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed below under “– Possible Dividend Treatment”), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Monitor shares exceeds one (1) year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases described above, the gain recognized by a U.S. holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Monitor common shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of Monitor common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability.

A U.S. holder of Monitor common shares owning at least 1% (by vote or value) of the outstanding shares of Monitor common shares or having a basis of $1,000,000 or more in its Monitor common shares immediately before the Merger is required to file a statement with such U.S. holder’s U.S. federal income tax return in accordance with Treasury Department regulations Section 1.368-3 setting forth such U.S. holder’s tax basis in, and the fair market value of, the Monitor common shares exchanged by such U.S. holder pursuant to the Merger. In addition, all U.S. holders of Monitor common shares will be required to retain records pertaining to the Merger.

The preceding opinions regarding the material U.S. federal income tax consequences of the Merger are not a complete analysis or discussion of all potential tax effects that may be important to you.

Each Monitor shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Monitor will be recorded at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Farmers common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Farmers Common Shares

Farmers has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Farmers common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Farmers common shares issued to any Monitor shareholder who may become an “affiliate” of Farmers for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Farmers common shares.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Monitor, Merger Sub and Farmers. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

Effects of the Merger

As a result of the Merger, Monitor will merge with and into Merger Sub, with Merger Sub as the surviving company. Promptly following the Merger, Merger Sub will be dissolved and liquidated. The Articles of Incorporation and the Code of Regulations of Farmers as in effect immediately prior to the Merger will continue to be the Articles of Incorporation and Code of Regulations for the holders of Monitor common shares who receive Farmers common shares as Merger consideration.

As a result of the Merger, there will no longer be any publicly held Monitor common shares. To the extent that a Monitor shareholder receives Merger consideration in the form of cash, the Monitor shareholder will not participate in Farmers’ future earnings and potential growth as a shareholder of Farmers and will no longer bear the risk of any losses incurred in the operation of Farmers’ business or of any decreases in the value of that business. Those Monitor shareholders receiving Farmers common shares as Merger consideration will only participate in Farmers’ future earnings and potential growth through their ownership of Farmers common shares. All of the other incidents of direct share ownership in Monitor, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Monitor, will be extinguished upon completion of the Merger.

Effective Time of the Merger

The Merger will occur on a date to be specified by Farmers and Monitor after the satisfaction or waiver of the last closing condition to be satisfied, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of Farmers and Monitor. The Merger will become effective as of the date and time specified in the certificate of merger to be filed with the Ohio Secretary of State. As of the date of this proxy statement/prospectus, the parties expect that the Merger will be effective early in the third quarter of 2017. However, there can be no assurance as to when or if the Merger will occur.

If the Merger is not completed by the close of business on March 13, 2018, the Merger Agreement may be terminated by either Farmers or Monitor, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements in the Merger Agreement.

Merger Consideration

Monitor common shareholders will receive a combination of cash and Farmers common shares in the Merger. At the effective time of the Merger, it is anticipated that each Monitor common share will be converted into the right to receive either:

•	57.82 Farmers common shares; or

•	$769.38 in cash, subject to certain allocation procedures set forth in the Merger Agreement that are intended to ensure that 85% of the outstanding Monitor common shares are converted into the right to receive Farmers common shares and the remaining outstanding Monitor common shares are converted into the right to receive cash.

The initial exchange ratio is equal to the amount of cash to be paid in the Merger for each Monitor common share divided by $13.3055, the twenty (20) day volume weighted average closing price of Farmers common shares ending on February 10, 2017. A final exchange ratio will be determined by dividing the cash amount to be paid in the Merger for a Monitor common share by the twenty (20) day volume weighted average closing price of Farmers common shares ending on the penultimate trading day preceding the effective date of the Merger. Under the terms of the Merger Agreement, the aggregate consideration to be paid to Monitor shareholders will be based on Monitor’s Adjusted Shareholders’ Equity. The Merger Agreement also provides that the aggregate Merger consideration will not exceed the Maximum Amount and will not be less than the Minimum Amount. If, based upon the final exchange ratio, the aggregate Merger consideration would exceed the Maximum Amount or be less than the Minimum Amount, the final exchange ratio will be adjusted downward or upward as necessary.

Farmers will not issue any fractional common shares in connection with the Merger. Instead, each holder of Monitor shares who would otherwise be entitled to receive a fraction of a Farmers common share (after taking into account all Monitor common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount equal to the Farmers fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Farmers common shares based on information reported by the Nasdaq for the five (5) trading days ending on the penultimate trading day preceding the effective time of the Merger.

Once the Merger is complete, the Exchange Agent will mail each holder of Monitor common shares transmittal materials and instructions for exchanging their Monitor common share certificates for Farmers common shares to be issued by book-entry transfer.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Farmers and Monitor have agreed that, prior to the effective time of the Merger, each will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Farmers and Monitor have agreed to (and shall cause each of their respective subsidiaries to) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either to perform its covenants and agreements in the Merger agreement or to complete the Merger and other transactions contemplated by the Merger Agreement.

In addition to the general covenants above, Monitor has agreed that prior to the effective time of the Merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Farmers (which shall not be unreasonably withheld or delayed):

•	issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Monitor common shares or other equity interest, voting debt or equity rights;

•	grant, award or issue any Monitor stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Monitor capital stock or other equity-based awards with respect to Monitor common shares under any of the Monitor employee benefit plans or otherwise;

•	make, declare, pay or set aside for payment any dividend or declare or make any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than regular semi-annual dividends not exceeding $1.00 per share on Monitor’s common shares or dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock;

•	amend the terms of, waive any right under, terminate, knowingly violate the terms of or enter into any contract or other binding obligation outside the ordinary course of business consistent with past practice or certain specified types of material contracts;

•	sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for the MWG Disposition, those in the ordinary course of business consistent with past practice and in transactions that are not material when taken as a whole;

•	acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the Monitor Articles of Incorporation or the Monitor Code of Regulations, or similar governing documents of any of its significant subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any regulatory agency responsible for regulating Monitor;

•	except as required by applicable law or under the terms of any employee benefit plan existing as of the date of the Merger Agreement: (1) increase in any manner beyond agreed amounts the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Monitor or its subsidiaries, (2) other than the payment of quarterly incentive compensation to employees in the ordinary course of business consistent with past practice and financial statement accruals, pay or award, or commit to pay or award, any bonuses or incentive compensation, (3) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employee), (4) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (5) change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (6) hire or terminate without cause any employee who has or would have target total compensation of $75,000 or more;

•	take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or as requested by a regulatory agency;

•	other than in consultation with Farmers, make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as required by law or as requested by a regulatory agency;

•	settle any action, suit, claim or proceeding against it, except for settlements in an amount and for consideration not in excess of $25,000 individually (or $100,000 in the aggregate) and that would not impose any restriction on the business of it or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	make or incur any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

•	issue any communication of a general nature to its employees or customers without the prior approval of Farmers (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger;

•	make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•	except for (1) loans or legally binding commitments for loans that have previously been approved by Monitor prior to date of the Merger Agreement, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $200,000, (2) with respect to amendments or modifications that have previously been approved by Monitor prior to the date of the Merger Agreement, amend or modify in any material respect any existing loan rated “special mention” or below with total credit exposure in excess of $200,000, or (3) with respect to any actions that have previously been approved by Monitor prior to the date of the Merger Agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Monitor, in each case in excess of $300,000; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Farmers has agreed to a more limited set of restrictions on its business prior to the completion of the Merger. Specifically, Farmers has agreed that prior to the effective time of the Merger, except as expressly permitted by the Merger Agreement, it will not, without the prior written consent of Monitor (which shall not be unreasonably withheld or delayed), and will not permit any of its subsidiaries to:

•	take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger not being satisfied;

•	make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Regulatory Matters. Farmers and Monitor have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. Farmers has agreed to use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Monitor has agreed to mail or deliver the proxy statement/prospectus to its shareholders. Farmers has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger, and Monitor has agreed to furnish all information concerning Monitor and the holders of Monitor common shares as may be reasonably requested in connection with any such action.

Farmers and Monitor have agreed to cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the Merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Additionally, each of Farmers and Monitor have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Farmers, Monitor or any of their respective subsidiaries to any governmental entity in connection with the Merger.

Shareholder Approval. Monitor’s board of directors has resolved to recommend to the Monitor common shareholders that they approve the Merger Agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), the Monitor board of directors determines in good faith that withdrawal of such recommendation is reasonably necessary for the board of directors to comply with its fiduciary duties under Ohio law) and to submit to the Monitor common shareholders the Merger Agreement and any other matters required to be approved by the Monitor common shareholders in order to carry out the intentions of the Merger Agreement.

Nasdaq Listing. Farmers will cause the Farmers common shares to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the effective time of the Merger.

Employee Matters. The Merger Agreement provides that as soon as administratively practicable after the effective time, Farmers will take all reasonable actions so that employees of Monitor and its subsidiaries will be entitled to participate in each Farmers employee benefit plan of general applicability (other than any plan that is frozen to new participants) to the same extent as similarly-situated employees of Farmers and its subsidiaries. Farmers will cause each Farmers employee benefit plan in which employees of Monitor and its subsidiaries are eligible to participate to recognize, for purposes of eligibility to participate in and vesting of benefits under the Farmers employee benefit plans, the services of such employees of Monitor and its subsidiaries to the same extent such service was credited for such purposes by Monitor and its subsidiaries.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the Merger, Farmers will indemnify and hold harmless, to the fullest extent provided under Monitor’s Articles of Incorporation and Code of Regulations and the extent permitted under applicable laws, each present and former director and officer of Monitor and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the Merger, including the transactions contemplated by the Merger Agreement. Farmers has also agreed, that for a period of six (6) years following the effective time of the Merger, it will use commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Monitor or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring before the effective time of the Merger, including the transactions contemplated by the Merger Agreement. The insurance will contain terms and conditions that are no less advantageous than the current coverage provided by Monitor, except that Farmers is not required to incur annual premium expense greater than 150% of Monitor’s current annual directors’ and officers’ liability insurance premium. At the option of Farmers, prior to the completion of the Merger and in lieu of the foregoing, Farmers may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in this paragraph.

No Solicitation. The Merger Agreement precludes Monitor and its subsidiaries and their respective officers, directors, employees, agents, advisors and other retained representatives from (1) initiating, soliciting, encouraging, knowingly facilitating (including by way of providing information) or inducing inquiries, proposals or offers with respect to, or the making or completing, any acquisition proposal (as defined below) by a third party, (2) entering into, continuing or participating in any discussions or negotiations regarding, or furnishing to any third party any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (3) taking any other action to knowingly facilitate any inquiries or any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (4) approving, endorsing or recommending or proposing to approve, endorse or recommend any acquisition proposal or any agreement related to an acquisition proposal, (5) entering into any agreement contemplating or otherwise relating to any acquisition transaction (as defined below) with a third party or acquisition proposal, (6) entering into any agreement or agreement in principle with a third party requiring, directly or indirectly, Monitor to abandon, terminate or fail to complete the Merger or breach its obligations under the Merger Agreement, or (7) proposing or agreeing to do any of the actions in items (1) through (6) above. However, if at any time before Monitor’s shareholder meeting Monitor receives an unsolicited bona fide written acquisition proposal by any third party other than as a result of taking the prohibited actions described above, and Monitor’s board of directors determines, in its good faith judgment (after consultation with Monitor’s financial and outside legal counsel) to constitute or to be reasonably likely to result in a superior proposal (as defined below), Monitor and its representatives may furnish nonpublic information and participate in negotiations or discussions to the extent Monitor’s board of directors has determined, in its good faith judgment (after consultation with its outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable law. Monitor has agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the Merger Agreement with any persons other than Farmers with respect to any acquisition proposal. Monitor has also agreed to advise Farmers within twenty-four (24) hours following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal and the terms and conditions of such acquisition proposal (including the identity of the third party making such acquisition proposal), and will keep Farmers promptly apprised of any developments. Monitor also agreed to simultaneously provide to Farmers any information concerning it that may be provided to any other person in connection with any acquisition proposal which has not previously been provided to Farmers.

In addition, at any time prior to Monitor’s shareholder meeting, the board of directors of Monitor may withdraw its recommendation of the Merger Agreement, and may change its recommendation with respect to the Monitor Merger proposal, if and only if (1) from the date of the Merger Agreement Monitor has complied with its obligations with respect to the non-solicitation of acquisition proposals and certain other of its obligations with respect to convening the Monitor shareholder meeting set forth in the Merger Agreement, and (2) the board of directors of Monitor has determined in good faith, after consultation with outside legal counsel, that the taking of such action would be reasonably necessary for the board of directors to comply with its fiduciary duties under applicable law; except that the board of directors of Monitor may not effect such a change in its recommendation to Monitor shareholders unless:

•	Monitor receives an unsolicited bona fide written acquisition proposal and the board of directors of Monitor concludes in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal is a superior proposal, after taking into account any amendment or modification to the Merger Agreement agreed to or proposed by Farmers;

•	Monitor provides prior written notice to Farmers at least five (5) business days in advance (the “notice period”) of taking such action, which notice advises Farmers that the board of directors of Monitor has received a superior proposal, specifies the material terms and conditions of such superior proposal (including the identity of the third party making the superior proposal);

•	during the notice period, Monitor and its financial advisors and outside legal counsel negotiate with Farmers in good faith (to the extent Farmers desires to do so) to make such adjustments in the terms and conditions of the Merger Agreement so that such superior proposal ceases to constitute a superior proposal; and

•	the board of directors of Monitor concludes in good faith (after consultation with Monitor’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Farmers, if any, that such acquisition proposal continues to constitute a superior proposal.

If during the notice period any material revisions are made to the superior proposal, Monitor must deliver a new written notice to Farmers and must again comply with the requirements described above with respect to such new written notice, except that the new notice period will be two (2) business days. In the event the board of directors of Monitor does not conclude, after complying with the requirements described above, that the acquisition proposal continues to constitute a superior proposal, and afterwards seeks to change its recommendation to the Monitor shareholders, it must comply once again with the procedures described above with respect to any future superior proposal.

As used in the Merger Agreement, “acquisition proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Monitor or publicly announced to Monitor’s shareholders) by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, relating to an acquisition transaction involving Monitor or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries.

As used in the Merger Agreement, “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (1) any acquisition (whether direct or indirect, including by way of Merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Monitor by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Monitor or any of its subsidiaries (measured by voting power), or any tender offer or exchange offer that if completed would result in any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Farmers or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Monitor or any of its subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Monitor pursuant to which the shareholders of Monitor immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (2) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Monitor; or (3) any liquidation or dissolution of Monitor or any of its subsidiaries.

As used in the Merger Agreement, “superior proposal” means any bona fide written acquisition proposal that the board of directors of Monitor determines in its good faith judgment to be more favorable from a financial point of view to Monitor’s shareholders than the Merger and to be reasonably capable of being completed on the terms proposed, after (1) receiving the advice of outside counsel and ProBank, and (2) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to the Merger Agreement that may be proposed by Farmers in response to such acquisition proposal (whether or not during the notice period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); except that for purposes of the definition of “superior proposal,” the references to “15%” and “85%” in the definitions of acquisition proposal and acquisition transaction are changed to “50%.”

Representations and Warranties

The Merger Agreement contains representations and warranties made by Monitor to Farmers relating to a number of matters, including the following:

•	corporate organization, good standing, corporate power, qualification to do business, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents and approvals necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC;

•	conformity with U.S. GAAP and SEC requirements of Monitor’s financial statements and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the Merger;

•	absence of a material adverse effect on Monitor since December 31, 2016;

•	compliance with applicable law;

•	non-applicability of state takeover laws;

•	employee compensation and benefits matters;

•	opinion from financial advisor;

•	home mortgage loan repurchases;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	labor matters; and

•	loan matters.

The Merger Agreement also contains representations and warranties made by Farmers and Merger Sub to Monitor relating to a number of matters, including the following:

•	corporate organization, good standing, corporate power and qualification to do business;

•	capitalization;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the Merger Agreement or completing the Merger;

•	required regulatory consents necessary in connection with the Merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC;

•	the conformity with GAAP and SEC requirements of Farmers’ financial statements filed with the SEC;

•	broker’s and finder’s fees related to the Merger;

•	compliance with applicable law;

•	legal proceedings;

•	the absence of a material adverse effect on Farmers since December 31, 2016;

•	tax matters;

•	absence of any action or any fact or circumstance that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	ownership of Farmers common shares;

•	opinion from financial advisor; and

•	available funds.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Farmers or Monitor, as the case may be, means a material adverse effect on (1) the financial condition, results of operations or business of that party and its subsidiaries taken as a whole, or (2) a material adverse effect on the ability of that party to complete the Merger on a timely basis, other than, with respect to (1) above, effects resulting from (A) changes after the date of the Merger Agreement in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes after the date of the Merger Agreement in laws of general applicability to companies in the industries in which the party and its subsidiaries operate, (C) changes after the date of the Merger Agreement in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the party and its subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of the Merger Agreement and compliance with the Merger Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (G) the announcement, pendency or completion of the transactions contemplated in the Merger Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relations with Monitor or its subsidiaries or (H) actions or omissions taken with the prior written consent of the other party, except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its subsidiaries operate.

The representations and warranties in the Merger Agreement do not survive the effective time of the Merger and, as described below under “– Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party knowingly breached the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this document as Annex B are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by Farmers and Monitor, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of Farmers, Monitor or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Farmers’ public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Farmers publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” in the forepart of this document.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Farmers and Monitor to complete the Merger are subject to the satisfaction of the following conditions:

•	the receipt of the requisite approval of the Monitor common shareholders on the Merger Agreement;

•	amendment of Monitor’s Articles of Incorporation to eliminate the right of first refusal provisions;

•	authorization for the listing on the Nasdaq of the Farmers common shares to be issued in the Merger;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•	the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the Merger Agreement, and the expiration of all applicable statutory waiting periods.

Conditions to Obligations of Farmers and Merger Sub. The obligation of Farmers and Merger Sub to complete the Merger is also subject to the satisfaction, or waiver by Farmers, of the following conditions:

•	the accuracy of Monitor’s representations and warranties in the Merger Agreement as of the date of the Merger Agreement and as of effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Monitor to that effect);

•	the performance by Monitor in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Monitor to that effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the entry by Monitor into a definitive agreement for the MWG Disposition not later than March 31, 2017, and the consummation of the MWG Disposition prior to the effective time of the Merger;

•	the mutual agreement of Farmers and each of Joseph Wachtel and Diane Shriver, respectively, upon the terms under which each of Mr. Wachtel and Ms. Schriver will continue employment with Farmers; and

•	the absence of any action, determination or law enacted, entered, enforced or deemed applicable to the transactions contemplated by the Merger Agreement, including the Merger and the bank merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate would, after the effective time of the Merger, restrict or burden Farmers or the surviving company or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement or with respect to the business or operations of Farmers or the surviving company that would have a material adverse effect on Farmers, the surviving company or any of their respective affiliates, in each case measured on a scale relative to Monitor.

Conditions to Obligations of Monitor. The obligation of Monitor to complete the Merger is also subject to the satisfaction, or waiver by Monitor, of the following conditions:

•	the accuracy of the representations and warranties of Farmers and Merger Sub in the Merger Agreement as of the date of the Merger Agreement and as of the effective time of the Merger (other than representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Farmers to that effect);

•	the performance by Farmers and Merger Sub in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the Merger (and the receipt of an officer’s certificate from Farmers and Merger Sub to that effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	Farmers’ authorization of delivery of the Farmers common shares to be issued in the Merger and the delivery by Farmers of the cash consideration (and, to the extent then determinable, any cash payable in lieu of fractional shares) to be paid in the Merger.

Termination; Termination Fee

The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger by Monitor common shareholders:

•	by mutual written consent of Farmers and Monitor;

•	by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the Merger Agreement;

•	by either Farmers or Monitor, if the Merger has not closed on or before March 13, 2018, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party in the Merger Agreement;

•	by either Farmers or Monitor, if there is a breach by the other party of any of its covenants or agreements or any of its representations or warranties that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the Merger and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

•	by Farmers, if at any time prior to the effective time of the Merger, Monitor’s board of directors has (1) failed to recommend to the shareholders of Monitor that they vote to approve the Merger Agreement, (2) changed its recommendation with respect to the Merger Agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the Merger Agreement, whether or not permitted by the Merger Agreement, or has resolved to do the same, or (3) materially breached its non-solicitation obligations or its obligations to recommend to the Monitor shareholders the adoption of the Merger proposal and call a shareholder meeting for that purpose;

•	by Farmers, if a tender offer or exchange offer for 15% or more of the outstanding Monitor common shares is commenced (other than by Farmers or a subsidiary of Farmers), and Monitor’s board of directors recommends that the shareholders of Monitor tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender or exchange offer within ten (10) business days;

•	by Monitor, if Farmers fails to take the actions required in the Merger Agreement to (1) promptly prepare and file with the SEC a registration statement on Form S-4, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger or (2) fails to cause the Farmers common shares to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the effective time of the Merger; or

•	by either Farmers or Monitor, if the Monitor common shareholders do not vote to approve the Merger Agreement at a duly held shareholders meeting (including any adjournment or postponement of such meeting).

Monitor must pay Farmers a termination fee of $300,000 in the following circumstances:

•	(1) either (A) Monitor or Farmers terminates the Merger Agreement because the Merger has not been completed by March 13, 2018, (B) Farmers terminates the Merger Agreement because of Monitor’s willful breach of the Merger Agreement, or (C) Monitor or Farmers terminates the Merger Agreement because Monitor shareholders have not approved the Merger Agreement at the Monitor shareholder meeting, and (2) prior to termination, there has been a publicly announced acquisition proposal by any third party to Monitor or its shareholders or a third party announced an intention to make an acquisition proposal, and (3) within twelve (12) months of such termination Monitor either (A) completes an acquisition transaction, or (B) enters into any definitive agreement contemplating or otherwise relating to any acquisition transaction (but not including any confidentiality agreement required by the non-solicitation provisions contained in the Merger Agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 15% and 85% amounts in the definitions of acquisition transaction and acquisition proposal to 50%); or

•	Farmers terminates the Merger Agreement because prior to the effective time of the Merger, (1) the Monitor board of directors (A) failed to recommend that the Monitor shareholders approve the Merger Agreement, (B) withdrew, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Farmers, or took any action, or made any public statement, filing or release inconsistent with, its recommendation in favor of the Merger Agreement, or publicly approved, endorsed or recommended, or publicly proposed to approve, endorse or recommend, any acquisition proposal, whether or not permitted by the Merger Agreement, or resolved to do the same, or (C) materially breached its obligations to call a special meeting of the Monitor shareholders and recommend that they approve the Merger Agreement and to refrain from soliciting alternative acquisition proposals, or (2) a tender offer or exchange offer is commenced for 15% or more of the outstanding shares of Monitor common shares (other than by Farmers or one of its subsidiaries), and the board of directors of Monitor recommends that the Monitor shareholders tender their shares in such tender or exchange offer or otherwise fails to recommend that they reject such tender offer or exchange offer within the ten business day period provided for in Rule 14e-2(a) under the Exchange Act.

Farmers must pay Monitor a termination fee of $100,000 if Monitor terminates the Merger Agreement because Farmers fails to take the actions required in the Merger Agreement to (1) promptly prepare and file with the SEC a registration statement on Form S-4, use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing or use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the Merger or (2) fails to cause the Farmers common shares to be issued in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the effective time of the Merger

Effect of Termination

If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any of the parties, except in the case of a party’s willful breach of the Merger Agreement. However, the provisions of the Merger Agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the Merger Agreement.

Amendments, Extensions and Waivers

The Merger Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Merger Agreement proposal by the Monitor shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the Merger Agreement by the Monitor shareholders, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the Merger, the parties, by action taken or authorized by their respective boards of directors, may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver must be in a signed writing.

Stock Market Listing

Application will be made by Farmers to have the Farmers common shares to be issued in the Merger approved for listing on the Nasdaq, which is the principal trading market for existing Farmers common shares. It is a condition to both parties’ obligation to complete the Merger that such approval is obtained, subject to official notice of issuance.

Fees and Expenses

All fees and expenses incurred in connection with the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is completed.

COMPARISON OF CERTAIN RIGHTS OF MONITOR AND FARMERS SHAREHOLDERS

Those shareholders of Monitor that do not exercise dissenters’ rights and who receive Farmers common shares in the Merger will, therefore, become shareholders of Farmers. Their rights as shareholders of Farmers will be governed by the Ohio Revised Code and by Farmers’ Amended Articles of Incorporation and Amended Code of Regulations, while Monitor shareholders are currently governed by the Ohio Revised Code and by Monitor’s Articles of Incorporation and Code of Regulations. Although the rights of the holders of Farmers’ common shares and those of the holders of shares of Monitor’s common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of the Amended Articles of Incorporation of Farmers and the Articles of Incorporation of Monitor, and differences between provisions of the Amended Code of Regulations of Farmers and the Code of Regulations of Monitor.

The following chart compares certain rights of the holders of Monitor common shares to the rights of holders of Farmers common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of Monitor and Farmers.

Quorum of Shareholders

Monitor

Under Monitor’s Code of Regulations, the shareholders present in person or by proxy shall constitute a quorum, except when a greater proportion is required by law, the Articles of Incorporation, as amended, or the Code of Regulations.

Farmers

Under Farmers’ Amended Code of Regulations, shareholders representing not less than one third ( 1⁄3) of the outstanding voting stock constitute a quorum for a meeting, except when a greater proportion is required by law or the Articles of Incorporation.

Call of Special Meeting of Shareholders

Monitor

Monitor’s Code of Regulations provides that a special meeting of the shareholders may be called by the chairperson of the board, or the president, or a majority of the directors acting with or without a meeting.

Farmers

Farmers’ Amended Code of Regulations provides that special meetings of shareholders may be called at any time by the chairman of the board of directors, president or a vice president, or a majority of the board of directors acting with or without a meeting, or the holder or holders of one-fourth ( 1⁄4) of all shares outstanding and entitled to vote at the meeting.

Authorized Capital

Monitor Monitor’s Articles of Incorporation authorize Monitor to issue up to twelve thousand (12,000) common without par value.	Farmers Farmers’ Amended Articles of Incorporation authorize Farmers to issue up to thirty-five million (35,000,000) shares, each without par value.

Removal of Directors

Monitor

Monitor’s Code of Regulations provides that all directors or any individual director may be removed from office, without cause, by the affirmative vote of the holders of record of not less than seventy-five percent (75%) of the shares having voting power with respect to the election of such directors.

Farmers

Farmers’ Amended Code of Regulations provides that any or all of the directors shall only be removed with cause and only by the affirmative vote of the holders of not less than two thirds ( 2⁄3) of the voting stock of the corporation at a meeting called for such purpose.

Pre-emptive Rights

Monitor Monitor’s Articles of Incorporation do not grant pre-emptive rights to shareholders.

Farmers

Farmers’ Amended Articles of Incorporation provide that, subject to certain exceptions, shareholders have the right to purchase shares in any offering or sale by Farmers of shares for cash in proportion to their respective holdings of Farmers common shares.

Amendment of Articles of Incorporation and Code of Regulations

Monitor

Monitor’s Articles of Incorporation provide that any amendments require the affirmative vote of the holders of at least a majority of the outstanding securities of Monitor entitled to vote on such amendment.

Farmers

Farmers’ Amended Articles of Incorporation may only be amended by the affirmative vote of the holders of shares of Farmers entitling them to exercise at least two-thirds ( 2⁄3) of voting power of Farmers, except that an amendment of the article relating to certain “control share acquisitions” and “business combinations” requires the affirmative vote of seventy-five percent (75%) of the voting power of Farmers.

Monitor’s Code of Regulations provides that the Code of Regulations may be amended at any meeting of the shareholders held for such purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of such proposal.	Farmers’ Amended Code of Regulations provides that the Amended Code of Regulations may be amended or repealed by the affirmative vote of the holders of a majority of the voting power of Farmers, or, without a meeting, by the written consent of the holders of two-thirds ( 2⁄3) of the voting power of Farmers.

Votes Required to Approve Certain Transactions

Monitor

Monitor’s Articles of Incorporation provide that actions requiring the affirmative vote of the holders of at least two-thirds ( 2⁄3) of the outstanding shares of Monitor entitled to vote may be exercised by the affirmative vote of the holders of a majority of the outstanding shares of Monitor entitled to vote, or without a meeting by the holders of at least two-thirds ( 2⁄3) of the outstanding shares of Monitor.

Farmers

Pursuant to Farmers’ Amended Articles of Incorporation, a “control share acquisition” must be approved by the shareholders. If the control share acquisition is approved by at least two-thirds ( 2⁄3) of the board of directors, then the proposed control share acquisition must be approved by the affirmative vote of at least a two-thirds ( 2⁄3) of the voting power of Farmers. If the control share acquisition is not so approved by the board of directors, the proposed control share acquisition must be approved by the affirmative vote of at least eighty percent (80%) of the voting power of Farmers.

Provisions with Possible Anti-Takeover Effects

Monitor

Certain provisions of Monitor’s Amended Articles of Incorporation and Code of Regulations provide “anti-takeover” protections, which include rights of first refusal to the other shareholder of Monitor.

Farmers

Farmers’ Amended Articles of Incorporation and Amended Code of Regulations contain provisions that may serve as anti-takeover protections, which include:

•    the division of the board of directors into three classes;

•    the ability of Farmers’ board of directors to fill vacancies and newly created directorships by a vote of the majority of the directors then in office; and

•    the supermajority voting requirements for certain corporate transactions.

INFORMATION ABOUT MONITOR

Share Ownership of Certain Monitor Beneficial Owners and Management

The following table sets forth information with respect to the Monitor common shares beneficially owned (unless otherwise indicated) by (i) each director of Monitor, (ii) certain executive officers of Monitor and (iii) all such directors and executive officers as a group, as of [●], 2017. Except as indicated in the below table, no person is known to Monitor to be a beneficial owner of more than 5% of Monitor common shares. The business address of each director and executive officer of Monitor is 13210 State Route 226, Big Prairie, Ohio 44611

A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. Except as otherwise noted, the beneficial owners listed have sole voting and/or investment power with respect to the shares shown.

As of [●], 2017, there were 10,000 shares of Monitor common stock outstanding.

Directors, Named Executive Officers and 5% Holders	Common Shares Beneficially Owned	Percent Of Class
Doug Akins	114	1.14%
Paul A. Miller	1,242	12.42%
Diane or Ross Shriver	18	*
James R. Smail Trust	6,729	67.29%
Mark A. Sparr	125	1.25%
Anne M. Taylor	25	*
Joseph M. or Jeanne Wachtel	175	1.75%
Total executive officers, directors and 5% or greater holders	8,428	84.28%

*	Percentage of shares of common stock beneficially owned does not exceed one percent (1%).

Description of Monitor’s Business

Monitor is a one-bank holding company organized in 1996 under the laws of the State of Ohio and is registered under the BHCA. Monitor operates through its wholly-owned subsidiary, Monitor Bank. Monitor Bank is a full-service Ohio banking association engaged in banking through a single office located in Big Prairie, Holmes County, Ohio. Monitor Bank is an independent community bank serving the needs of clients in the surrounding counties of Wayne, Holmes and Ashland.

Monitor Bank has a rich heritage in the community, being chartered on October 7, 1911 as a partnership between John C. Lake and B.A. Lake, father and son. History says that on October 7, 1911, John C. Lake, a wealthy local industrialist and entrepreneur, traveled the three mile distance to the Farmers Bank in Shreve, Ohio, to withdraw a large amount of cash for the purchase of some machinery and was told by the cashier of the Farmers Bank that the bank did not have that much cash on hand. Being very disturbed that the bank at which he was dealing wasn’t able to dispense to him his own cash, he gave them twenty-four hours to come up with the cash and traveled home; on the way deciding that he would open his own bank. Upon his return home he drafted a partnership agreement with his son forming Monitor Bank, capitalizing it with $2,000.00 and named in honor of the Civil War battleship, the USS Monitor. Monitor also was the name given to the main product manufactured at his local factory, the Monitor Sad Iron, the first self-heating clothing iron.

Monitor Bank has continued through the decades serving the banking needs of its clients in a very personal and professional manner with a full array of personal, small business and corporate accounts, loans and services.

EXPERTS

The consolidated financial statements of Farmers as of December 31, 2016 and 2015 and for each of the three (3) years in the period ended December 31, 2016 and the effectiveness of Farmers’ internal control over financial reporting as of December 31, 2016 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this prospectus by reference, Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Vorys, Sater, Seymour and Pease LLP has rendered an opinion that the Farmers common shares to be issued to the Monitor shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Monitor by Critchfield, Critchfield & Johnston, Ltd. and for Farmers by Vorys, Sater, Seymour and Pease LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Farmers to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Farmers can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Farmers incorporates by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Farmers and you should read this document together with any other documents incorporated by reference in this document.

Farmers

This document incorporates by reference the following documents that have previously been filed with the SEC by Farmers (File No. 001-35296):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 7, 2017;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 9, 2017;

•	Current Reports on Form 8-K filed with the SEC on March 17, 2017, April 6, 2017, and April 21, 2017;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 16, 2017; and

•	The description of Farmers common shares, no par value, contained in Farmers’ Current Report on Form 8-K filed with the SEC on December 10, 2010, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Farmers is incorporating by reference any documents it may file under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of each company’s special meeting of shareholders.

Farmers files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Farmers files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Farmers has not authorized anyone to give any information or make any representation about the Merger or its company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders – compliance with section – fair cash value of shares.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A) (5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX B

AGREEMENT AND PLAN OF MERGER

by and among

MONITOR BANCORP, INC.,

FARMERS NATIONAL BANC CORP.,

and

FMNB MERGER SUBSIDIARY II, LLC

Dated as of March 13, 2017

B - i

(Continued)

B - ii

(Continued)

B - iii

INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.7(g)(ii)
Acquisition Transaction	6.7(g)(iii)
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Shares	1.4(c)
Capitalization Date Outstanding Share Count	3.2(a)
Cash Consideration	1.4(b)(i)
Cash Election	1.4(b)(i)
Cash Election Shares	1.4(b)(i)
Certificate	1.4(c)
Change in the Company Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.25
Company	Preamble
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Shares	1.4(a)
Company Disclosure Schedule	9.12
Company Recommendation	6.3
Company Shareholder Approval	6.3
Company Shares	1.4(c)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(o)(i)
Dissenting Shareholder	2.3(p)
Dissenting Shares	2.3(p)
DPC Shares	1.4(a)
Effective Time	1.2
Election	2.3(a)
Election Deadline	2.3(d)
Employees	5.2(h)
Environmental Laws	3.17
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(o)(ii)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)(ii)
FDIC	3.1(c)
Federal Reserve	3.4
Form of Election	2.3(b)
Form S-4	3.4
Governmental Entity	3.4

B - iv

Index of Defined Terms

(Continued)

Section
Holder	2.3
Indemnified Parties	6.6(a)
Intellectual Property	3.20(e)(i)
IRS	3.11(b)
IT Assets	3.20(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(h)
Licensed Intellectual Property	3.20(e)(iii)
Liens	3.2(d)
Loans	3.26(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	1.4(b)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
MWG Disposition	1.4(c)
Nasdaq	2.3(m)
Non-Election Shares	1.4(b)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.7(d)(2)
OCC	3.4
Owned Intellectual Property	3.20(e)(iv)
Owned Properties	3.21, 3.21
Permitted Encumbrances	3.21, 3.21
Person	3.16(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser Bank	1.7
Purchaser Capitalization Date	4.2
Purchaser Closing Price	2.3(m)
Purchaser Disclosure Schedule	9.12
Purchaser SEC Reports	4.5(b)
Purchaser Stock Plans	4.2
Qualified Plans	3.11(e)
Real Property	3.21, 3.21
Regulatory Agencies	0
Regulatory Agreement	3.15(b)
Regulatory Approvals	3.4
Representative	6.7(a)
Requisite Regulatory Approvals	7.1(f)
SEC	3.4
Securities Act	3.2(a)
Shareholders’ Meeting	6.3
Shortfall Number	1.4(g)(ii)(2)
SRO	3.4

B - v

Index of Defined Terms

(Continued)

Section
Stock Consideration	1.4(b)(ii)
Stock Conversion Number	1.4(g)(i)
Stock Election	1.4(b)(ii)
Stock Election Number	1.4(g)(ii)(1)
Stock Election Shares	1.4(b)(ii)
Stock Proportion Number	1.4(g)(i)
Subsidiary	3.1(c)
Superior Proposal	6.7(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Termination Fee	8.3(b)
Trade Secrets	3.21(e)(ii)
Trademarks	3.20(e)(i)
Trust Account Shares	1.4(a)
Voting Debt	3.2(a)

B - vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2017 (this “Agreement”), is made by and among Monitor Bancorp, Inc., an Ohio corporation (“Company”), Farmers National Banc Corp., an Ohio corporation (“Purchaser”), and FMNB Merger Subsidiary II, LLC, an Ohio limited liability company and wholly-owned subsidiary of Purchaser (“Merger Sub”).

RECITALS

A. The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Ohio. As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Purchaser may at any time change the method of effecting the combination of Company and Purchaser, including by providing for the merger of Company with and into Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining the Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining the Company Shareholder Approval; or (v) cause any of Company’s representations and warranties contained in Article III to be deemed inaccurate or breached by reason of such change of method.

1.2 Effective Time. The Merger shall become effective as of the date and time specified in the certificate of merger (the “Certificate of Merger”) filed with the Ohio Secretary of State. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 1701.82 and 1705.39 of the OGCL.

1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a) All common shares, without par value, of Company (the “Company Common Shares”), issued and outstanding immediately prior to the Effective Time that are owned directly by Company (other than Company Common Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by third parties (any such shares, “Trust Account Shares”) and other than Company Common Shares held, directly or indirectly, by Company in respect of a debt previously contracted (any such shares, “DPC Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b) Subject to Sections 1.4(c), (e) and (f), each Company Common Share, but excluding Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares or DPC Shares) and Dissenting Shares, shall be converted, in the case of the Company Common Shares, at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive the following (the “Merger Consideration”), without interest:

(i) for each Company Common Share with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), cash in an amount equal to the Cash Value per Company Share (as hereinafter defined) (the “Cash Consideration”) (such shares collectively, “Cash Election Shares”); or

(ii) for each Company Common Share with respect to which an election to receive stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), such number of common shares, without par value, of Purchaser (the “Purchaser Common Shares”) determined by multiplying by the Final Exchange Ratio (as hereinafter defined) (the “Stock Consideration”) (such shares collectively, “Stock Election Shares”); or

(iii) for each Company Common Share other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Purchaser such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.4(g).

(c) Not later than April 30, 2017, Company shall deliver to Purchaser a schedule setting forth Company’s Adjusted Shareholders’ Equity (as hereinafter defined) at March 31, 2017 (the “Initial Merger Consideration Schedule”). The Initial Merger Consideration Schedule will be certified by Company’s President, and the information contained therein will be consistent with the information provided by Company in any of its regulatory filings. The Initial Merger Consideration Schedule will be substantially in the form set forth in Exhibit “B” attached hereto, and will include (i) the “Maximum Value” (determined by multiplying the Adjusted Shareholders’ Equity by 1.25, (ii) the “Minimum Value” (determined by multiplying the Adjusted Shareholders’ Equity by 1.15, (iii) the “Cash Value per Company Share” (determined by dividing the Maximum Value by 10,000, rounded to four decimal places), and (iv) the “Initial Exchange Ratio” (determined by dividing the Cash Value per Company Share by $13.3055, the twenty (20) trading day volume weighted average closing price of a Purchaser Common Share ending on February 10, 2017 (“Initial VWAP”), rounded to four decimal places). For purposes of this Agreement: “Adjusted Shareholders’ Equity” means the Company’s consolidated shareholders’ equity prepared in accordance with GAAP (as hereinafter defined) as of March 31, 2017, plus the product of (x) the gross proceeds to be received by Company in connection with the MWG Disposition, and (y) a tax adjustment factor of 0.65; and the “MWG Disposition” means the sale by Company of the entirety of its ownership interests in Lifetime Financial Advisors LLC, d.b.a. Monitor Wealth Group pursuant to Section 7.2(e). For the sake of clarity, “Monitor Wealth Group” is the registered trade name of Lifetime Financial Advisors, LLC, and Lifetime Financial Advisors, LLC, and its assignees, shall not be permitted to continue in business under such name following the MWG Disposition.

(d) On the day before the Closing Date, the parties will prepare an updated Merger Consideration Schedule substantially in the form set forth in Exhibit “C” attached hereto (the “Final Merger Consideration Schedule”) to ensure that the aggregate Merger Consideration does not exceed the Maximum Value and is not less than the Minimum Value based on the Final VWAP as determined by the following formula: (i) Initial Exchange Ratio x 8,500 x Final VWAP, plus (ii) Cash Value per Company Share x 1,500. If the aggregate Merger Consideration as so determined is either (i) not less than the Minimum Value, or (ii) not more than the Maximum Value, there will no adjustment to the Initial Exchange Ratio and the Initial Exchange Ratio will be considered the Final Exchange Ratio (as hereinafter defined). If the aggregate Merger Consideration is less than the Minimum Value, the Initial Exchange Ratio will be adjusted upward to the extent necessary for the aggregate Merger Consideration to equal the Minimum Value; if the aggregate Merger Consideration is greater than the Maximum Value, the Initial Exchange Ratio will be adjusted downward to the extent necessary for the Merger Consideration to equal the Maximum Value (in either event, the “Final Exchange Ratio”). For purposes of this Agreement, “Final VWAP” means the twenty (20) trading day volume weighted average closing price of a Purchaser Common Share ending on the penultimate trading day preceding the Closing Date, rounded to four decimal places.

(e) All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such Company Common Share (each, a “Certificate”) and each non-certificated Company Common Share represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the Company Common Shares represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(m), as well as any dividends to which holders of Company Common Shares become entitled in accordance with Section 2.3(j).

(f) If, between the date of this Agreement and the Effective Time, the outstanding Purchaser Common Shares or Company Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Cash Consideration, as applicable.

(g)

(i) Notwithstanding any other provision contained in this Agreement, the total number of Company Common Shares to be converted into Stock Consideration pursuant to Section 1.4(b) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of Company Common Shares outstanding immediately prior to the Effective Time, by (y) 0.85 (the “Stock Proportion Number”). All of the other Company Common Shares (except for Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares and DPC Shares) and Dissenting Shares) shall be converted into Cash Consideration.

(ii) Within five business days after the Closing Date, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Shares of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)	If the aggregate number of Company Common Shares with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)	If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

1.5 Articles of Organization and Operating Agreement of the Surviving Company. The articles of organization and operating agreement of the Surviving Company shall be the articles of organization and operating agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.6 Managers and Officers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.7 The Bank Merger. As soon as practicable after the execution of this Agreement, Company and Purchaser shall cause The Monitor Bank (the “Company Bank”) and The Farmers National Bank of Canfield (“Purchaser Bank”), respectively, to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), and which provides for the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), in accordance with applicable Laws and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Purchaser Bank (“Purchaser Bank Board”) immediately prior to the Bank Merger shall be the directors of Purchaser Bank upon consummation of the Bank Merger.

1.8 Effect on Purchaser Common Shares. Each Purchaser Common Share outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Computershare Investor Services pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent””) hereunder.

2.2 Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser and Merger Sub shall (a) authorize the Exchange Agent to deliver an aggregate number of Purchaser Common Shares equal to the aggregate Merger Consideration payable in Purchaser Common Shares and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(m) (the “Exchange Fund”).

2.3 Election and Exchange Procedures.

Each holder of record of Company Common Shares (other than Company Common Shares owned directly by Company or Purchaser (other than Trust Account Shares or DPC Shares) and Dissenting Shares), whose Company Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 at the Effective Time and any cash in lieu of fractional Purchaser Common Shares (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (x) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole Company Common Shares owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Purchaser shall prepare a form reasonably acceptable to Company (the “Form of Election”) which shall be mailed to Company’s shareholders entitled to vote at Company Shareholders’ Meeting so as to permit Company’s shareholders to exercise their right to make an Election prior to the Election Deadline.

(c) Purchaser shall make the Form of Election initially available at the time that the Proxy Statement is made available to the shareholders of Company, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates or evidence of Book-Entry Shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates or evidence of Book-Entry Shares, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates or evidence of Book-Entry Shares are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver Company Common Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of Company Shareholders’ Meeting, as may be extended by agreement of the Company and Purchaser. Company and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any Company shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any Company Common Shares, such Election shall be deemed to be not in effect, and the Company Common Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates or evidence of Book-Entry Shares, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or Company that this Agreement has been terminated in accordance with Article VIII.

(g) Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of certificates representing Stock Consideration into which Company Common Shares are converted in the Merger and (iv) the method of payment of cash for Company Common Shares converted into the right to receive the Cash Consideration and cash in lieu of fractional Purchaser Common Shares where the holder of the applicable Certificate has no right to receive whole Purchaser Common Shares.

(h) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s Certificates or evidence of Book-Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or evidence of Book-Entry Shares shall pass, only upon delivery of Certificate(s) or evidence of Book-Entry Shares (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) or evidence of Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Shares to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(j).

(i) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Shares will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(j) No dividends or other distributions with respect to Purchaser Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the Purchaser Common Shares represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole number of Purchaser Common Shares represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Shares issuable with respect to such Certificate or Book-Entry Shares.

(k) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Shares that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional Purchaser Common Shares) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(l) After the Effective Time, there shall be no transfers on the share transfer books of Company of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional Purchaser Common Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(m) Notwithstanding anything to the contrary contained in this Agreement, no fractional Purchaser Common Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume-weighted average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Shares based on information reported by the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five (5) trading days ending on the penultimate trading day preceding the Effective Time (the “Purchaser Closing Price”) by (ii) the fraction of a share (after taking into account all Company Common Shares held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Shares to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(n) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time may be paid to Purchaser. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Shares deliverable in respect of each Company Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(o) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

(p) Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of Company Common Shares dissents from the Merger pursuant to, and properly follows such other procedures as may be required by, Section 1701.85 of the OGCL and is thereby entitled to appraisal rights thereunder (a “Dissenting Shareholder”), then any Company Common Shares held by such Dissenting Shareholder (“Dissenting Shares”) shall be extinguished but shall not be converted into the right to receive Merger Consideration. Instead, such Dissenting Shares shall be entitled only to such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL. Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair value of such Company Common Shares, any withdrawals of such notice and any other instruments provided pursuant to applicable law. Notwithstanding the above, in the event that a Dissenting Shareholder subsequently withdraws a demand for payment, fails to comply fully with the requirements of the OGCL, or otherwise fails to establish the right of such shareholder to be paid the value of such holder’s shares under the OGCL, such Dissenting Shares shall be deemed to be converted into the right to receive, with respect to Company Common Shares the Cash Consideration and/or the Stock Consideration, as determined by Purchaser in its sole discretion. Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the OGCL. Company shall give Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

(b) True, complete and correct copies of the Articles of Incorporation of Company (the “Company Articles”) and the [Code of Regulations of Company, as amended] (the “Company Code”), as in effect as of the date of this Agreement, have been made available to Purchaser prior to the date hereof.

(c) Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of Company’s Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, code of regulations and similar governing documents of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. Company has also Previously Disclosed a list of all Persons with respect to which Company or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, other than equity interests held in a fiduciary capacity, which list shall set forth the amount and form of ownership of Company or its applicable Subsidiary in each such Affiliate.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 12,000 Company Common Shares, of which, as of even date herewith (the “Company Capitalization Date”), 10,000 shares were issued and outstanding (the “Capitalization Date Outstanding Share Count“). As of the Company Capitalization Date, no shares of Company Common Shares were reserved for issuance. All of the issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any Company Common Shares or Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any Company Common Shares or Voting Debt or other equity securities of Company (“Equity Rights”).

(b) As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) to register Company Common Shares or other securities under the Securities Act of 1933, as amended (the “Securities Act”). As of the Company Capitalization Date, there are no Company stock options outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect that are binding on Company or with respect to which Company has Knowledge with respect to the voting or transfer of any Company Common Shares or Voting Debt, other equity securities of Company or Equity Rights.

(c) There are no equity-based awards outstanding. Since the Company Capitalization Date through the date hereof, Company has not (i) issued or repurchased any Company Common Shares or Voting Debt or other equity securities of Company or Equity Rights or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Company has not issued any Company Stock Options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. Since December 31, 2016, except as specifically permitted or required by this Agreement or as Previously Disclosed, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Benefit Plan.

(d) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the members of the Board of Directors of Company by a unanimous vote of a quorum of members participating in such vote. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held Company Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least a majority of all the votes entitled to be cast by holders of Company Common Shares, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO“), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders’ Meetings (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger with the Ohio Secretary of State, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger or the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5 Reports. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the Federal Reserve, (ii) the FDIC, (iii) the OCC, (iv) any state banking or other state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

3.6 Financial Statements.

(a) Company has furnished to Purchaser the unaudited consolidated financial statements of Company, consisting of consolidated balance sheets as of December 31, 2014, 2015 and 2016, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2014, 2015 and 2016 (collectively, all of such unaudited consolidated financial statements are referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Company for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on Financial Statements or disclosed in a footnote thereto, (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016, (iii) liabilities which are not material individually or in the aggregate, (iv) in connection with this Agreement and the transactions contemplated hereby or (v) as Previously Disclosed.

3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement; provided, however, that Company has, as described further in Section 3.13 hereinbelow, engaged ProBank Austin as its financial advisor in connection with the Merger.

3.8 Absence of Changes. Except as Previously Disclosed, since December 31, 2016, (i) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (ii) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (iii) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirement, or the enforcement, implementation or interpretation thereof, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and compliance with this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (G) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or other having relationships with Company or its Subsidiaries or (G) actions or omissions taken with the prior written consent of the other party to this Agreement except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and since December 31, 2012 have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Except as Previously Disclosed, Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank

Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and when and if applicable the Sarbanes Oxley Act, and all Laws relating to broker dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Company nor any of its Subsidiaries has received since December 31, 2012 written notice of any, and to Company’s Knowledge there are no, material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state or local law, statute, ordinance, rule, regulation, order, or undertaking to or agreement with any Governmental Entity.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby by a unanimous vote of a quorum of members of the Board of Directors participating in such vote and as required to render inapplicable to such agreement and such transactions any applicable provisions of any takeover Laws under the OGCL, including any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under the OGCL or the Company Articles (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11 Company Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates or for which Company or any Subsidiary could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) Company has made available to Purchaser true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS; (vii) the most recent nondiscrimination tests performed under ERISA and the Code, (viii) all contracts with third-party administrators, compensation consultants and other service providers that related to a Company Benefit Plan, and (ix) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Except as Previously Disclosed, each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to Company’s Knowledge no plan defect exists that would qualify for correction under any such program.

(d) Except as has been Previously Disclosed, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) not been “materially modified” (within the meaning of Notice 2005-1), and (iii) been in documentary and operational compliance with a reasonable interpretation of Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked (nor has revocation been threatened), and to Company’s Knowledge no circumstances or events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g) Except as Previously Disclosed, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a material liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any Person now or previously employed by Company, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m) Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(n) No deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o) Definitions.

(i) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12 Approvals. As of the date of this Agreement, to Company’s Knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Company has received the opinion of ProBank Austin, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Shares.

3.14 Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.15 Legal Proceedings.

(a) Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to Company or any of its Subsidiaries.

(b) Since December 31, 2012, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received by Company or any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Except as Previously Disclosed, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2012, a recipient of any supervisory letter from, or since December 31, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2012 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16 Material Contracts.

(a) Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any Contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any Contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of Company or its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of Company and its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any Contract not terminable by Company, without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual Contract not in excess of $25,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any Contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which obligates Company or any of its affiliates (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any Contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any Contract not terminable by Company without penalty or other incremental expense in excess of $25,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any Contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any Contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any Contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any Contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any Contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, or (b) to the Knowledge of

Company, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally, or (xiv) any Contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such Contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b) Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in material breach or violation of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.17 Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, and to the Knowledge of Company, (i) Company and its Subsidiaries have complied with all applicable Laws relating to: (a) the protection or restoration of the environment, health, safety or natural resources; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (ii) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation; (iii) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (iv) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law; and (v) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law.

3.18 Taxes. Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined below) that are required to have been paid or that Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company or its Subsidiaries. None of the material Tax Returns pertaining to Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. Company has not received written notice of any material deficiencies asserted or assessments made against Company or any of its Subsidiaries that have not been paid or resolved in full. Company has not received any notice of any claim against Company or any of its Subsidiaries by any Tax authority in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or such Subsidiary is or may be subject to taxation by that jurisdiction. No Liens for Taxes exist with respect to any of the assets of

Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable. Neither Company nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. None of Company or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Company was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Neither Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Company nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

3.19 Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company and its Subsidiaries, or as otherwise Previously Disclosed:

(a) Each of Company and its Subsidiaries, to its Knowledge (A) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Knowledge of Company, the Owned Intellectual Property is subsisting, valid and enforceable. To the Knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To Company’s Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To Company’s Knowledge, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2012, no Person has asserted in writing that Company or any of its

Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d) Company’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company or Purchaser, as the case may be, and each of its respective Subsidiaries as presently conducted.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or Purchaser, as the case may be, or any of its respective Subsidiaries.

3.21 Properties. Company or one of its Subsidiaries, except as Previously Disclosed, (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest unaudited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are contested in good faith and for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Real Property.

3.22 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence.

(b) Since December 31, 2012 (A) except as Previously Disclosed, neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.24 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or for the account of a customer of the Company Bank, were entered into in the ordinary course of business and in all material respects in accordance with applicable rules, regulations and policies of the applicable regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or Company Bank enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. Company and Company Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.25 Labor. (i) Neither Company nor any of its Subsidiaries is or since December 31, 2012, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (iii) to the Knowledge of Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (iv) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (v) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Knowledge of Company, threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (vi) to the Knowledge of Company, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity and (vii) Company and its Subsidiaries have complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.26 Loans; Loan Matters.

(a) As of most recent quarter end, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the Knowledge of Company, the unpaid principal balance of which exceeds $50,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of Company or any of its Subsidiaries, or to the Knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.26(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Company or any of its Subsidiaries that as of most recent quarter end, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Company and its Subsidiaries that as of most recent quarter end, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Company that as of most recent quarter end, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct in all material respects. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as Previously Disclosed, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

4.1 Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a limited liability company duly organized and in full force and effect under the laws of the State of Ohio. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act.

4.2 Capitalization. The authorized capital stock of Purchaser consists of 35,000,000 Purchaser Common Shares of Purchaser Common Stock, of which, as of March 6, 2017 (the “Purchaser Capitalization Date”), 27,066,593 were issued and outstanding. As of the Purchaser Capitalization Date, no Purchaser Common Shares were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding Purchaser Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement and the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any Purchaser Common Shares, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any Purchaser Common Shares or Voting Debt of Purchaser or other equity securities of Purchaser. The Purchaser Common Shares to be issued pursuant to the Merger have been reserved for issuance, and when issued, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Merger Sub has the full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Board of Directors of Purchaser and the managers and members of Merger Sub to the extent required by applicable Law. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or code of regulations of Purchaser or the articles of organization or operating agreement of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State, and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Purchaser Common Shares pursuant to this Agreement and approval of listing of such Purchaser Common Shares on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger or by Purchaser Bank of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5 Reports.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser, Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2011, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act (the “Purchaser SEC Reports”) since December 31, 2011 is publicly available. All Purchaser SEC Reports, at the time of filing, complied, and all Purchaser SEC Reports required to be filed prior to the Effective Time will comply, in all material respects with applicable Law and included and will include all exhibits required to be filed under applicable Law. None of such documents, when filed or as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.6 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in Purchaser’s SEC Reports (including the related notes, where applicable) have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and for normal year-end adjustments) and present fairly, in all material respects, the consolidated financial condition, earnings and cash flows of Purchaser for the periods then ended. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended most recent quarter end (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since most recent quarter end or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Boenning & Scattergood, Inc.

4.8 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2011 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to Purchaser’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9 Legal Proceedings. (a) Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s Knowledge, threatened, material legal, administrative, arbitral or other material suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries.

(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

(c) There is no suit, action, investigation, claim, proceeding or review pending, or to Purchaser’s Knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) that, individually or in the aggregate, is reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

4.10 Absence of Changes. Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11 Taxes. Purchaser and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined below) that are required to have been paid or that Purchaser or any of its Subsidiaries are obligated to have withheld from amounts owning to any employee, creditor or third party and to have paid, except with respect to matters consented in good faith and for which adequate reserves have been established and reflected on the financial statements of Purchaser or its Subsidiaries. None of the material Tax Returns pertaining to Purchaser or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Purchaser or any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. No material assessment in respect of such Tax Returns or matters pertaining to Tax Returns or matters pertaining to Taxes is pending or threatened. No material deficiencies have been asserted or assessments made against Purchaser or any of its Subsidiaries by any Tax authority in a jurisdiction where Purchaser or such Subsidiary does not file Tax Returns that Purchaser or such Subsidiary is or may be subject to taxation by that jurisdiction. No liens for Taxes exist with respect to any of the assets of Purchaser or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither Purchaser nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreement, private letter ruling, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Each of Purchaser and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Purchaser nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Purchaser was the common parent, (B) has any Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current contractual obligation to indemnify any other Person with respect to Taxes (other than such agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Neither Purchaser nor any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which or file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).

4.12 Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13 Reorganization.

(a) Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Merger Sub is an entity that is disregarded as an entity separate from Purchaser for federal Tax purposes and, as such, is a “disregarded entity” as defined in Treasury Regulations 1.368-2(b)(1)(i)(A).

4.14 Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and its Subsidiaries:

(a) Each of Purchaser and its Subsidiaries, to Purchaser’s Knowledge (A) owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned

Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To Purchaser’s Knowledge, the Owned Intellectual Property is subsisting, valid and enforceable. To Purchaser’s Knowledge, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Purchaser and each of its Subsidiaries as presently conducted. To Purchaser’s Knowledge, each of Purchaser and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To Purchaser’s Knowledge, the operation of Purchaser and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and since December 31, 2011, no Person has asserted in writing that Purchaser or any of its Subsidiaries has materially infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Purchaser’s Knowledge, no third Person has infringed, misappropriated or otherwise violated any of Purchaser’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Purchaser and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Purchaser or any of its Subsidiaries, and to Purchaser’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Purchaser’s Knowledge, no Person has gained unauthorized access to Purchaser’s or its Subsidiaries’ IT Assets.

(d) Purchaser’s and each of its Subsidiaries’ respective IT Assets operate and perform in all material respects as reasonably required by Purchaser and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Purchaser’s Knowledge, Purchaser and each of its Subsidiaries is compliant with their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

4.15 Properties. Either Purchaser or one of its Subsidiaries (a) has good and, as to real property, marketable title to all the material properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in the Financial Statements as being owned by either Purchaser or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due or which are being contested in good faith for which adequate reserves have been taken, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Purchaser’s Knowledge, the lessor. There are no pending or, to Purchaser’s Knowledge, threatened (in writing) condemnation proceedings against the Real Property.

4.16 Insurance. Purchaser and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Purchaser reasonably has determined to be prudent and consistent with industry practice. Purchaser and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Purchaser and its Subsidiaries, Purchaser or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.17 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Purchaser has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Purchaser and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to allow it to make certifications that would be required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, if applicable.

(b) Purchaser’s management completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2014 and 2015, and such assessments concluded that such controls were effective. Purchaser has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 4.17(b) of the Purchaser Disclosure Schedule: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since December 31, 2011 (A) neither Purchaser nor any of its Subsidiaries nor, to Purchaser’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

4.18 Ownership of Company Common Shares. As of the date hereof, neither Purchaser nor any of its affiliates, (i) beneficially owns, directly or indirectly, any Company Common Shares, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Shares, (iii) is not now, nor at any time within the last three years has been, an “interested shareholder”, as such term is defined in Section 1704.01 of the OGCL, or (iv) is a “Related Person”, as such term is defined in Article SEVENTH of the Company Articles.

4.19 Opinion. The Board of Directors of Purchaser has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to Purchaser.

4.20 Available Funds. Purchaser has cash and, immediately prior to the Effective Time, Merger Sub will have cash, sufficient to pay or cause to be deposited into the Exchange Fund the aggregate amount of cash as required pursuant to Section 2.2.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, (a) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. Except as otherwise specifically permitted or required by this Agreement, during the period from the date of this Agreement to the Effective Time, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional common shares or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of the Company Common Shares under any of the Company Benefit Plans or otherwise.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than regular semi-annual dividends not exceeding $1.00 per Company Common Share and dividends from its wholly-owned Subsidiaries to it, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(c) Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice or (ii) any contract or other binding obligation of the sort specified in Section 3.16(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv).

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for the MWG Disposition and any sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f) Amend the Company Articles or the Company Regulations, or similar governing documents of any of its Significant Subsidiaries.

(g) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or any Regulatory Agency responsible for regulating Company.

(h) Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 1.5% in the aggregate or 3% for any individual to Employees (in each case, on an annualized basis), (ii) other than the payment of incentive compensation to Employees in the ordinary course consistent with past practice and financial statement accruals, pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vi) hire or terminate without cause the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (base salary, target cash incentive and target equity) of $75,000 or more.

(i) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(k) Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(l) Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency.

(m) Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually (or $100,000 in the aggregate for all such actions, suits, claims) and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(n) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(o) Make or incur any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate, except for Previously Disclosed binding commitments existing on the date hereof.

(p) Issue any communication of a general nature to its employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby.

(q) Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(r) Except (i) for Loans or legally binding commitments for Loans that have previously been approved by Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $200,000, (ii) with respect to amendments or modifications that have previously been approved by Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by Company with total credit exposure in excess of $200,000 or (iii) with respect to any such actions that have previously been approved by Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Company, in each case in excess of $300,000.

(s) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(b) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

(c) Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Purchaser shall promptly prepare and file with the SEC, and Company shall cooperate in the preparation of, the Form S-4, in which the Proxy Statement will be included as a prospectus. Purchaser shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to Company shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Shares as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser or Company to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a material adverse effect (measured on a scale relative to Company) on Purchaser or Company.

(c) Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law); (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.26. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality obligations reflected by the letter of intent entered into between Purchaser and Company as of February 13, 2017 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approval. The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Articles and the Company Code, all action necessary to convene a meeting of its shareholders (“Company Shareholders’ Meeting”), as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.7, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use its best efforts to obtain the affirmative vote of (i) the holders of not less than a majority of the issued and outstanding Company Common Shares and (ii) the holders of not less than a majority of the issued and outstanding Company Common Shares who are not officers, directors or affiliates of the Company (collectively, the “Company Shareholder Approval”). Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.7. In addition to the foregoing, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.7, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

6.4 Nasdaq Listing; Reservation of Purchaser Common Shares.

(a) Purchaser shall cause the Purchaser Common Shares to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b) Purchaser agrees at all times from the date of this Agreement to reserve a sufficient number of Purchaser Common Shares to fulfill its obligations under this Agreement, including payment of the Merger Consideration.

6.5 Employee Matters.

(a) As soon as administratively practicable after the Effective Time, Purchaser shall take all reasonable action so that employees of Company and its Subsidiaries shall be entitled to participate in each Purchaser Benefit Plan of general applicability with the exception of any plan frozen to new participants (collectively, the “Purchaser Eligible Plans”) to the same extent as similarly-situated employees of Purchaser and its Subsidiaries, it being understood that inclusion of the employees of Company and its Subsidiaries in the Purchaser Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding Company Benefit Plans until such employees are permitted to participate in the Purchaser Eligible Plans and provided further, however, that nothing contained in this Agreement shall require Purchaser or any of its Subsidiaries to make any grants to any former employee of Company under any discretionary equity compensation plan of Purchaser or to provide the same level of (or any) employer contributions or other benefit subsidies as Company or its Subsidiaries. Purchaser shall cause each Purchaser Eligible Plan in which employees of Company and its Subsidiaries are eligible to participate, to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the Purchaser Eligible Plans, the service of such employees with Company and its Subsidiaries to the same extent as such service was credited for such purpose by Company or its Subsidiaries, and, solely for purposes of Purchaser’s vacation programs, for purposes of determining the benefit amount, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those Company Benefit Plans that correspond to Purchaser Eligible Plans until employees of Company and its Subsidiaries are included in such Purchaser Eligible Plans, nothing in this Agreement shall limit the ability of Purchaser to amend or terminate any of the Company Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At and following the Effective Time, and except as otherwise provided in Section 6.5(e), Purchaser shall honor, and the Surviving Company shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Company and its Subsidiaries and current and former directors of Company and its Subsidiaries existing as of the Effective Date under any Company Benefit Plan, including any employment, change in control and severance agreements listed on Section 3.11(a) of the Company Disclosure Schedule to the extent each such agreement is not superseded by a subsequent agreement between Purchaser and such employee. Any years of service recognized for purposes of this Section 6.5 will be taken into account under the terms of any generally applicable severance policy of Purchaser or its Subsidiaries.

(c) At such time as employees of Company and its Subsidiaries become eligible to participate in a medical, dental or health plan of Purchaser or its Subsidiaries, Purchaser shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Purchaser and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(d) Immediately prior to the Effective Time, Company shall, at the written request of Purchaser, freeze or terminate each Company Benefit Plan as is requested by Purchaser. Prior to the Effective Time, Company shall take appropriate corrective action, acceptable to Purchaser with regard to any plan deficit described in Section 3.11(c) of the Company Disclosure Schedule.

(e) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment or other agreement with any Employee.

(f) Any employee of Company who is not subject to a written employment or separation agreement and whose employment is terminated at or within six months following the Effective Time, whether because such employee’s position is eliminated or such employee is not offered or retained in comparable employment (a “Covered Employee”), will be entitled to a severance payment equal to two (2) weeks of such employee’s current base pay for each full year of such employee’s service with Company, with a minimum benefit of four (4) weeks’ pay and a maximum benefit of twenty-six (26) weeks’ pay. This severance payment will be in lieu of participation by a Covered Employee in Purchaser’s severance plan as in effect from time to time after the Effective Time. For the avoidance of doubt, for the purposes of determining the level of severance benefits, each Covered Employee shall be credited for service with Company only as provided in this Section 6.5.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the full extent provided under the Company Articles and the Company Regulations (including advancement of expenses as incurred) to the extent permitted under applicable Law including specifically 12 C.F.R. Part 359, each present and former director and officer (determined as of the Effective Time) of Company and its

Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted before or after the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Purchaser, in consultation with Company, prior to the Effective Time and in lieu of the foregoing, Purchaser or Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually prejudiced as a consequence.

(d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) Except as set forth in Section 6.7(b), none of Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.7(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.7(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) that did not result from or arise in connection with a breach of this Section 6.7 at any time prior to the Company Shareholders’ Meeting that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.7(a)(ii) above to the extent that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a copy of the Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal) and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto) on a current basis. Company agrees that it shall immediately provide to Purchaser any information concerning Company that may be provided (pursuant to Section 6.7(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with Sections 6.3 and 6.7, and (y) the Board of Directors of Company has determined in good faith, after consultation with outside counsel, that the taking of such action is reasonably necessary in order for the Board of Directors of Company to comply with fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(1) Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(2) Company shall have provided prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(3) during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(4) the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.7(d) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. In the event the Board of Directors of Company does not make the determination referred to in clause (4) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e) Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representative is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Company or its Board of Directors from making any disclosure to Company shareholders if Company’s Board of Directors (after consultation with outside counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that this Section 6.7(f) will in no way eliminate or modify the effect that any action taken pursuant hereto would otherwise have under this Agreement.

(g) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable to Company than the Merger, and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and ProBank Austin and (ii) taking into account all material relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period); and all material legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” and “85%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”; and

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries; and

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (iii) any liquidation or dissolution of Company or any of its Subsidiaries.

6.8 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.9 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.10 Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.11 Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.12 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the employees, officers and representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.13 Tax Representation Letters. Officers of Purchaser and Company shall execute and deliver to Vorys, Sater, Seymour and Pease LLP, tax counsel to Purchaser, and Critchfield, Critchfield & Johnston, Ltd., tax counsel to Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Form S-4 filed with the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) of this Agreement.

6.14 Continuity of Interest. Notwithstanding anything in this Agreement to the contrary, if either of the tax opinions referred to in Section 7.2(c) or 7.3(c) cannot be rendered (as reasonably determined by Vorys, Sater, Seymour and Pease LLP or Critchfield, Critchfield & Johnston, Ltd., respectively) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Purchaser shall increase the Stock Consideration (applying the closing price of shares of the Purchaser Common Shares on the last trading day prior to the Closing Date), and decreasing the Cash Consideration, to the minimum extent necessary to enable the relevant tax opinion to be rendered.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have received the Company Shareholder Approval.

(b) Amendment of Company Articles. The Company Articles shall have been amended to eliminate the right of first refusal provisions set forth in ARTICLE FOURTH of the Company Articles in accordance with the applicable provisions of the OGCL and the Company Articles.

(c) Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Company Common Shares upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(f) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve, the OCC and, if applicable, the FDIC, and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Sections 3.2(a), 3.3(b), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole or Section 3.2(b) take as a whole), (ii) Sections 3.2(c), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(iii) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by its President to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by its President to such effect.

(c) Tax Opinion. Purchaser shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or Surviving Company that would have a material adverse effect on Purchaser, Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

(e) MWG Disposition. Company shall have entered into a definitive agreement for the MWG Disposition not later than March 31, 2017, setting a fixed price for such disposition effective as of such date to be used in the calculation of the Company’s Adjusted Shareholders’ Equity. The MWG Disposition shall have occurred prior to the Closing Date.

(f) Retention of Certain Officers. Purchaser and Joseph Wachtel and Diane Shriver, respectively, shall have mutually agreed upon the terms and conditions under which Mr. Wachtel and Ms. Shriver will continue employment with Purchaser or Purchaser Bank, as the case may be, for a period of six months following the Closing Date (as described in Section 9.1 hereinbelow) with compensation and benefits generally consistent with their respective current compensation and benefits.

(g) FIRPTA Affidavit. Company shall have delivered to Purchaser an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h).

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10 and 4.18, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder or under Section 8.1 as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) or Section 8.1 (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub, as the case may be, shall have performed in all material respects all obligations required to be performed by either of them under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Tax Opinion. Company shall have received an opinion of Critchfield, Critchfield & Johnston, Ltd., dated the Closing Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Critchfield, Critchfield & Johnston, Ltd. will be entitled to receive and rely upon the Tax Representation Letters.

(d) Payment of Merger Consideration. Purchaser shall have caused Merger Sub to deliver the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Company with a certificate evidencing such delivery.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b) by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any

Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties, or any failure to perform in all material respects any of the covenants or agreements, set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(c) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Purchaser, if (i) at any time prior to the Effective Time, the Board of Directors of Company has (A) failed to recommend to the shareholders of Company that they give the Company Shareholder Approval; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) materially breached its obligations under Section 6.3 or 6.7 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Shares is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by Company, if at any time prior to the Effective Time, the Purchaser has materially breached its obligations under Section 6.1 or 6.4 hereof.

(g) by Purchaser or Company, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held Company Shareholders’ Meeting (including any adjournment or postponement thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of the act would, or would reasonably be expected to, cause a breach of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, if:

(i) (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a Willful Breach by Company), or either Company or Purchaser terminates this Agreement pursuant to Section 8.1(f), and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholders an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any definitive agreement relating to any Acquisition Transaction (but not including any confidentiality agreement required by Section 6.7(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the 15% and 85% amounts in the definition of Acquisition Transaction and Acquisition Proposal to 50%); or

(ii) Purchaser terminates this Agreement pursuant to Section 8.1(e); then Company shall pay to Purchaser an amount equal to $300,000.00; provided, however, that if Company terminates this Agreement pursuant to Section 8.1(f) then Purchaser shall pay to Company an amount equal to $100,000.00 (in either case, the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if any party fails to pay promptly any fee payable by it pursuant to this Section 8.3, then such party shall pay to the non-breaching party, the non-breaching party’s costs and expenses (including attorneys’ fees, costs and expenses) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval; provided, however, that after the approval of Company shareholders, there may not be, without further approval of such shareholders who have already provided their approval, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local prevailing time, at the Akron offices of Vorys, Sater, Seymour and Pease LLP, counsel to Purchaser, on a date to be specified by the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Company, to:

Monitor Bancorp, Inc.

13210 State Route 226

Big Prairie, OH 44611

Attention: Joseph M. Wachtel

Facsimile: (330) 496-3701

with a copy (which shall not constitute notice) to:

Critchfield, Critchfield & Johnston, Ltd.

225 North Market Street

Wooster, OH 44691

Attention: Christopher J. Pycraft

Facsimile: (330) 263-9278

(b)	if to Purchaser, to:

Farmers National Banc Corp.

20 S. Broad St.

Canfield, OH 44406

Attention: Kevin J. Helmick

Facsimile: (330) 533-0451

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

106 South Main Street, Suite 1100

Akron, Ohio 44308

Attention: J. Bret Treier

Facsimile: (330) 208-1066

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” with respect to Company means the actual knowledge after reasonable inquiry of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule and with respect to Purchaser, means the actual knowledge after reasonable inquiry of any of Purchaser’s officers listed on Section 9.4 of the Purchaser Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in Mahoning County, Ohio (which the parties expressly agree shall exclusively be the federal court for the Northern District of Ohio, or in the event (but only in the event) that such court does not have jurisdiction over such dispute, any court sitting in Mahoning County, Ohio). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for the provisions Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12 Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President and Chief Executive Officer

FMNB MERGER SUBSIDIARY II, LLC

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President

MONITOR BANCORP, INC.

By:	/s/ Joseph M. Wachtel
	Name:	Joseph M. Wachtel
	Title:	President

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (this “Bank Merger Agreement”), dated as of [            , 2017, is by and between The Monitor Bank (“Monitor Bank”) and The Farmers National Bank of Canfield (“Farmers Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Prior Merger Agreement”) dated as of [            , 2017], between Farmers National Banc Corp. (“FMNB”), FMNB Merger Subsidiary II, LLC (“Merger Sub”) and Monitor Bancorp, Inc. (“Monitor”).

WlTNESSETH:

WHEREAS, Monitor Bank is an Ohio banking association and a wholly owned subsidiary of Monitor, with, as of [            ], 2017, a capital of $[        ], divided into [                    ] shares of common stock, each of $10.00 par value, surplus of $[        ], and undivided profits, including capital reserves, of $[        ]; and

WHEREAS, Farmers Bank is a national banking association and a wholly owned subsidiary of FMNB, with, as of [            , 2017, a capital of $[        ], divided into 542,339 shares of common stock, each of $5.00 par value, surplus of $[        ], and undivided profits, including capital reserves, of $[        ]; and

WHEREAS, FMNB, Merger Sub and Monitor have entered into the Prior Merger Agreement, pursuant to which Monitor will merge with and into Merger Sub (the “Prior Merger”); and

WHEREAS, Monitor Bank and Farmers Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Prior Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Prior Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), Monitor Bank shall merge with and into Farmers Bank (the “Bank Merger”) under the laws of the United States and the State of Ohio. Farmers Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3. Charter; Bylaws. The Charter and Bylaws of Farmers Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “The Farmers National Bank of Canfield.” The main office of the Surviving Bank shall be the main office of Farmers Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of Farmers Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of Farmers Bank immediately prior to the Effective Time shall continue as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

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6. Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215c, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of Farmers Bank and Monitor Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of Farmers Bank and Monitor Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7. Effect on Shares of Stock.

(a) Each share of Farmers Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and shall consist of $[        ], divided into 542,339 shares of common stock, each of $5.00, and at the Effective Time, Farmers Bank shall have a surplus of $[        ], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of Farmer Bank and Monitor Bank as stated in the recitals of this Agreement, adjusted however, for normal earning and expense (and if applicable purchase accounting adjustments) from [            ], 2017 until the Effective Time.

(b) At the Effective Time, each share of Monitor Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of Monitor Bank capital stock held in the treasury of Monitor Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FMNB, as the sole shareholder of Farmers Bank, and Monitor, as the sole shareholder of Monitor Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Farmers Bank and Monitor Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Ohio Department of Financial Institutions as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FMNB, as the sole shareholder of Farmers Bank, and Monitor, as the sole shareholder of Monitor Bank, at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Monitor Bank as offices of the Surviving Bank and (iv) the consummation of the Prior Merger pursuant to the Prior Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Monitor Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Monitor Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The

EXA - 2

proper officers and directors of the Surviving Bank are fully authorized in the name of Monitor Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers Bank and Monitor Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholder of which is, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either Farmers Bank or Monitor Bank without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Prior Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of Ohio without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

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IN WITNESS WHEREOF, each of Farmers Bank and 1st National Community Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

THE FARMERS NATIONAL BANK OF CANFIELD

By:	/s/ Kevin J. Helmick
Name: Kevin J. Helmick
Title: President

THE MONITOR BANK

By:	/s/ Joseph M. Wachtel
Name: Joseph M. Wachtel
Title: President

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EXHIBIT B

INITIAL MERGER CONSIDERATION SCHEDULE1

Company Shareholders’ Equity at March 31, 2017		$6,065,782
MWG Disposition Gross Proceeds	$256,000
MWG Disposition Gross Proceeds Adjustment	x.65	$166,400

Adjusted Shareholders’ Equity		$6,232,182

Maximum Value	$6,232,182 x 1.25	$7,790,228
Minimum Value	$6,232,182 x 1.15	$7,167,009
Cash Value Per Company Share	$7,790,228/10,000	$779.0228
Initial Exchange Ratio	$779.0228/$13.3055	58.5489

[1]	For illustration purposes for this form of Initial Merger Consideration Schedule, (i) Company’s Shareholders’ Equity at March 31, 2017 is assumed to be $6,065,782, and (ii) the gross proceeds to be received by Company in connection with the MWG Disposition is assumed to be $256,000.

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EXHIBIT C

FINAL MERGER CONSIDERATION SCHEDULE2

Maximum Value		$6,232,182 x 1.25		$7,790,228
Minimum Value		$6,232,182 x 1.15		$7,167,009
Calculation of Total Merger Consideration
Initial Exchange Ratio		58.5489
Final VWAP	x$	13.50
Company Common Shares for Stock Election	x	8,500
Aggregate Stock Consideration		$6,718,486		$6,718,486
Plus: Aggregate Cash Consideration		$779.0228x1,500	+$	1,168,504

Total Merger Consideration				$7,886,590
Maximum Value				$(7,790,228)

Excess, requiring reduction in Exchange Ratio				$96,762
Final Exchange Ratio (as adjusted):
Maximum Value		$7,790,228
Less: Aggregate Cash Consideration		$(1,168,504)

Maximum Aggregate Stock Consideration		$6,621,724
Application of Final VWAP		$6,621,724/8,500/$13.50		57.7057

Maximum Value		$6,232,182 x 1.25		$7,790,228
Minimum Value		$6,232,182 x 1.15		$7,167,009
Calculation of Total Merger Consideration
Initial Exchange Ratio		58.5489
Final VWAP	x$	12.00
Company Common Shares for Stock Election	x	8,500
Aggregate Stock Consideration		$5,971,988		$5,971,988
Plus: Aggregate Cash Consideration		$779.0228x1,500	+$	1,168,504

Total Merger Consideration				$7,140,492
Minimum Value				$(7,167,009)

Shortfall, requiring increase in Exchange Ratio				$(26,517)
Final Exchange Ratio (as adjusted):
Minimum Value		$7,167,009
Less: Aggregate Cash Consideration		$(1,168,504)

Minimum Aggregate Stock Consideration		$5,998,505
Application of Final VWAP		$5,998,505/8,500/$12.00		58.8089

[2]	For illustration purposes for this form of Final Merger Consideration Schedule, (i) Company’s Shareholders’ Equity at March 31, 2017 is assumed to be $6,065,782, (ii) the gross proceeds to be received by Company in connection with the MWG Disposition is assumed to be $256,000, and (iii) the Final VWAP is assumed to be $13.50 and $12.00, respectively.

EXC - 1

Annex C

Shares of this Corporation may not, and cannot, be sold nor the beneficial ownership thereof in any manner transferred, either in whole or in part by the registered holder, beneficial owner, his or their creditors or personal representatives or any person whomsoever, unless and until they shall have been offered for sale at the seller’s lowest price first to the other owners of this corporation’s stock, who shall have fifteen days within which to exercise their option to purchase such shares which shall be apportioned among those desiring to purchase them according to the amount of such stock already held by them.

The seller shall notify the Secretary in writing of his offer to sell a specified number of shares, which offer shall not be revocable. It shall be the duty of the Secretary to give notice of such intended sale immediately to all registered holders of such stock, noting the time within which the option must be exercised. Those stockholders desiring to purchase such shares, or any part thereof, shall so notify the Secretary in writing within fifteen days after the receipt by the Secretary of the seller’s offer. Within three days after the termination of such fifteen days the Secretary shall inform the seller whether or not the option has been exercised. If it is exercised, the sale shall be completed as soon as practicable thereafter. If it is not exercised, such seller shall be free to sell his stock to any other person, at no less price than that at which it was offered to the other stockholders, within three months from the date his offer was received by the Secretary. After such time, however, opportunity must be given again to the other stockholders to exercise their option before another sale is made.

Provided, however, that the seller shall not be obligated to sell to such other stockholders less than all of the shares he offers for sale; and if the other stockholders do not elect to take all of the shares offered, the seller shall be free to make other sale of the stock offered as hereinbefore provided.

No person shall be entitled to a transfer of shares on the books of the corporation, nor shall such transfer be made, until the foregoing provisions have been complied with.

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ANNEX D

March 13, 2017

Board of Directors

Monitor Bancorp, Inc.

13210 State Route 226

Big Prairie, OH 44611

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Monitor Bancorp, Inc. (“Company”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of March 13, 2017 (the “Agreement”) by and between Farmers National Banc Corp. (“Purchaser”) and Company. The Agreement provides for merger of Company with and into Purchaser, with Purchaser being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide for the Merger Consideration to be determined as follows:

(1)	The Maximum Value of the Merger Consideration shall be determined by multiplying Company’s Adjusted Shareholders’ Equity by 1.25. The Adjusted Shareholders’ Equity equals Company Shareholders’ Equity as of March 31, 2017, plus the after-tax gain on the sale of Lifetime Financial Advisors LLC (d.b.a. Monitor Wealth Group “MWG”).

(2)	The Minimum Value of the Merger Consideration shall be determined by multiplying Company’s Adjusted Shareholders’ Equity by 1.15.

The Agreement provides for each share of Company common stock to receive, at the election of the holder, either: (i) cash in an amount equal to the Maximum Value divided by 10,000 (“Cash Value per Company Share”), which is presently estimated at $779.0228 per share (rounded to four decimal places); or (ii) stock based on the conversion of each Company Common Share into Purchaser Common Shares based on the Final Exchange Ratio (“Stock Consideration”). The shareholder election process is subject to proration such that 85 percent of Company Common Shares shall be paid the Stock Consideration and all other Company Common Shares shall be paid the Cash Consideration.

The Initial Exchange Ratio for the Stock Consideration is estimated at 58.5489, and was determined by dividing the estimated Cash Value per Share of $779.0228 by $13.3055, which is the twenty (20) trading day volume weighted average closing price (“Initial VWAP”) of Purchaser ending February 10, 2017.

Article 1.4(d) of the Agreement describes a process that could result in an adjustment to the Initial Exchange Ratio for the Stock Consideration. Based on the Final VWAP of Purchaser, if the aggregate Merger Consideration is between the Minimum Value and the Maximum Value, there will be no adjustment to the Initial Exchange Ratio and the Initial Exchange Ratio will be the Final Exchange Ratio. If the aggregate Merger Consideration is less than the Minimum Value, the Initial Exchange Ratio will be adjusted upward so that the aggregate Merger Consideration equals the Minimum Value. If the aggregate Merger Consideration is greater than the Maximum Value, the Initial Exchange Ratio will be adjusted downward so the aggregate Merger Consideration equals the Maximum Value.

Austin Associates, LLC (“Austin”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with the rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of March 13, 2017;

(ii)	certain publicly available financial statements and other historical financial information of Company and Purchaser that we deemed relevant;

Board of Directors

Monitor Bancorp, Inc.

March 13, 2017

(iii)	certain non-public internal financial and operating data of Company and Purchaser that were prepared and provided to us by the respective management of Company and Purchaser;

(iv)	internal financial projections for Purchaser for the year ending December 31, 2017 prepared by management of Purchaser;

(vi)	the pro forma financial impact of the Merger on Purchaser, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of Purchaser;

(vi)	publicly reported historical price and trading activity for Purchaser’s common stock, including an analysis of certain financial and stock market information of Purchaser compared to certain other publicly traded companies;

(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(viii)	the current market environment generally and the banking environment in particular; and,

(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of Company the business, financial condition, results of operations and prospects of Company, including certain operating, regulatory and other financial matters.

Management of Company and Purchaser, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company and Purchaser will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of Company’s or Purchaser’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Company and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to Company and its shareholders of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger.

Board of Directors

Monitor Bancorp, Inc.

March 13, 2017

Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. Austin has received a fee for its services in preparing this fairness opinion. Austin’s fee is not contingent upon closing of the Merger. In addition, Company agreed to indemnify Austin against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to Company and its shareholders.

Respectfully,

ProBank Austin

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20. Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from, or maintained with, a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),(6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5),(6) or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b)	Articles of Incorporation, as amended, of Farmers National Banc Corp.

Article X of the Articles of Incorporation, as amended, provides for the indemnification of Farmers officers and directors as follows:

The corporation shall have power to, and may (in addition to such other power conferred by law) indemnify any shareholder, officer, or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, or investigative, by reason of the fact that he is or was a director of this corporation, or any corporation (hereinafter referred to as “subsidiary corporation”) of which more than 50 per cent of the issued and outstanding shares of common shares was or is owned by the corporation at the time such person was or is serving as such director of the “subsidiary corporation,” against expenses (including those reasonably incurred by him) in connection with such action, suit, and proceeding if the principal issue of such action, suit, or proceeding involved or involves a contract or transaction by and between the corporation and such “subsidiary corporation” and if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the “subsidiary corporation.” Any indemnification as above provided (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the standard of conduct set forth above has been met. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by a majority of a quorum of the shareholders of the corporation consisting of shareholders who were not parties to such action, suit or proceeding.

(c)	Indemnification Agreements

Farmers presently maintains indemnification agreements with each of its directors and key officers, and maintains insurance for the benefit of persons entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Index to Exhibits attached hereto.

(b)	Financial Statement Schedules

Item 22. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

D. The Registrant undertakes that every prospectus (1) that is filed pursuant to paragraph C. immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

F. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10 (b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

G. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on June 26, 2017.

Farmers National Banc Corp.

By:	/s/ Kevin J. Helmick
Kevin J. Helmick, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2017.

Signature	Title

/s/ Kevin J. Helmick Kevin J. Helmick	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Carl D. Culp Carl D. Culp	Executive Vice President, Secretary and Treasurer (Principal Financial Officer)

/s/ Joseph W. Sabat Joseph W. Sabat	Controller (Principal Accounting Officer)

* Gregory C. Bestic	Director

* Lance J. Ciroli	Chairman of the Board

* Anne Frederick Crawford	Director

* Ralph D. Macali	Director

* Terry A. Moore	Director

* Edward W. Muransky	Director

* David Z. Paull	Director

* Earl R. Scott	Director

* James R. Smail	Director

* Gregg Strollo	Director

*	The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 to Registration Statement on Form S-4 on behalf of each of the directors of the Registrant identified above pursuant to a Power of Attorney executed by the directors identified above, which Power of Attorney has been filed with this Registration Statement on Form S-4 as Exhibit 24.1.

/s/ Kevin J. Helmick	Attorney-in-Fact
Kevin J. Helmick

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of March 13, 2017, by and among Monitor Bancorp, Inc., Farmers National Banc Corp. and FMNB Merger Subsidiary II, LLC (included as Annex B to the proxy statement/prospectus contained in this Registration Statement).*

3.1	Articles of Incorporation of Farmers National Banc Corp., as amended (incorporated by reference from Exhibit 4.1 to Farmers’ Registration Statement on Form S-3 filed with the Commission on October 3, 2001 (File No. 333-70806), and by reference from Exhibit 3.1 to Farmers’ Current Report on Form 8-K filed with the Commission on May 1, 2013).

3.2	Amended Code of Regulations of Farmers National Banc Corp. (incorporated by reference from Exhibit 3.2 to Farmers’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the Commission on August 9, 2011).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities being registered.**

8.1	Opinion of Vorys, Sater, Seymour and Pease LLP regarding certain tax matters.***

8.2	Opinion of Critchfield, Critchfield & Johnston, Ltd. regarding certain tax matters.***

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm for Farmers National Banc Corp.***

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 5.1).

23.3	Consent of Vorys, Sater, Seymour and Pease LLP (included as part of its opinion filed as Exhibit 8.1).

23.4	Consent of Critchfield, Critchfield & Johnston, Ltd. (included as part of its opinion filed as Exhibit 8.2).

24.1	Power of Attorney.**

99.1	Consent of ProBank Austin.**

99.2	Form of Proxy Card to be used by Monitor Bancorp, Inc.***

*	Pursuant to Item 601(b)(2) of Regulation S-K, Farmers agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.
**	Previously filed.
***	Filed herewith.